Exhibit 2.1
Execution Version
Agreement and Plan of Merger
by and among
Smith Micro Software, Inc.
Mobility Acquisition Corp.
Core Mobility, Inc.
Konstantin Othmer, as Stockholders’ Agent
and
The Founders of Core Mobility, Inc.
September 9, 2009

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Exhibits

Exhibit A-1	—	List of Initial Signatories to Company Stockholder Consent
Exhibit A-2	—	Form of Stockholder Agreement
Exhibit A-3	—	Form of Company Stockholder Consent
Exhibit B	—	Form of Certificate of Merger
Exhibit C	—	Form of Company Legal Opinion
Exhibit D	—	Consent to Assignment
Exhibit E	—	Consent to Assignment

-v-

Agreement and Plan of Merger
          This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 9, 2009 (the “Agreement Date”), by and among Smith Micro Software, Inc., a Delaware corporation (“Acquiror”), Mobility Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Sub”), Core Mobility, Inc., a Delaware corporation (the “Company”), Konstantin Othmer, as Stockholders’ Agent, and the Founders.
Recitals
          A. The Boards of Directors of the Company, Sub and Acquiror (or, with respect to Acquiror, a duly authorized officer or committee of its Board of Directors) have determined that it would be advisable and in the best interests of the securityholders of their respective companies that Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly-owned subsidiary of Acquiror, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions contemplated by this Agreement.
          B. Pursuant to the Merger, among other things, (i) the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive consideration in the manner set forth herein, and (ii) all of the issued and outstanding options to purchase capital stock of the Company shall terminate in the manner set forth herein.
          C. The Company, Sub, Acquiror and the Founders desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.
          D. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, the Founders are entering into non-competition agreements with Acquiror (each, a “Non-Competition Agreement”), in each case to become effective upon the Closing.
          E. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, the Company Stockholders listed on Exhibit A-1 are entering into a stockholder agreement with Acquiror substantially in the form attached hereto as Exhibit A-2 (the “Stockholder Agreement”) and immediately following the execution and delivery of this Agreement, the Company will secure from each Company Stockholder listed on Exhibit A-1 a written consent substantially in the form attached hereto as Exhibit A-3 (the “Company Stockholder Consent”) approving the Merger and adopting this Agreement.
          Now, Therefore, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER
     1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.
          “Acquiror” has the meaning set forth in the preamble.
          “Acquiror Common Stock” means the Common Stock, par value $0.001 per share, of Acquiror.
          “Acquiror Plans” has the meaning set forth in Section 6.10.
          “Acquisition Proposal” has the meaning set forth in Section 6.2(a).
          “Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.
          “Agreement” has the meaning set forth in the preamble.
          “Agreement Date” is the date set forth in the preamble.
          “Antitrust Restraint” has the meaning set forth in Section 6.4(c).
          “Bonus Amount” has the meaning set forth in Section 1.9(a).
          “Business Day” means a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in Orange County, California.
          “Cash Consideration” has the meaning set forth in Section 1.9(a).
          "Certificate of Merger” has the meaning set forth in Section 1.2.
          “Certificates” has the meaning set forth in Section 1.12(a)(i).
          “Claims Period” has the meaning set forth in Section 9.3(c).
          “Closing” has the meaning set forth in Section 1.3.
          “Closing Date” has the meaning set forth in Section 1.3.
          “Closing Payment” has the meaning set forth in Section 1.9(b).
          “COBRA” has the meaning set forth in Section 2.13(c).
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Company” has the meaning set forth in the preamble.
          “Company Authorizations” has the meaning set forth in Section 2.8(b).

          “Company Balance Sheet” has the meaning set forth in Section 2.4(a).
          “Company Balance Sheet Date” has the meaning set forth in Section 2.4(a).
          “Company Capital Stock” means the capital stock of the Company.
          “Company Common Stock” means the Common Stock, par value of $0.001 per share, of the Company.
          “Company Debt” means (i) all indebtedness of Company and its Subsidiaries for money borrowed, (ii) any guarantees of the Company and its Subsidiaries in respect of any indebtedness, and (iii) any Company Transaction Expenses and Company Employee Expenses remaining unpaid and outstanding as of the Closing Date.
          "Company Debt Report” has the meaning set forth in Section 1.10(a).
          “Company Disclosure Letter” has the meaning set forth in ARTICLE II.
          “Company Employee Expenses” means (i) all salaries, wages, bonuses, commissions, incentive compensation, vacation or sick pay or other compensation or payroll items (including deferred compensation) earned by employees of the Company (including Continuing Employees) through the Closing Date (but excluding any Liability for vacation pay assumed by Acquiror pursuant to Section 6.10(b)); (ii) all reimbursable expenses incurred by employees (including Continuing Employees) through the Closing Date; and (iii) all other payments owed to or on behalf of employees (including Continuing Employees and former employees) as of the Closing Date.
          “Company Employee Plans” shall have the meaning set forth in Section 2.13(a)
          “Company IP Rights” has the meaning set forth in Section 2.10(a)(ii).
          “Company IP Rights Agreements” has the meaning set forth in Section 2.10(i).
          “Company Option Plan” means each stock option plan, program or arrangement of the Company, collectively, including the Company’s 2002 Plan Amended and Restated Stock Option Plan and 2008 Stock Plan.
          “Company Optionholders” means the holders of Company Options.
          “Company Options” means options to purchase shares of Company Common Stock.
          “Company -Owned IP Rights” has the meaning set forth in Section 2.10(a)(iii).
          “Company Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company.
          “Company Products” has the meaning set forth in Section 2.10(a)(vii).
          “Company Registered Intellectual Property” has the meaning set forth in Section 2.10(a)(iv).
          “Company Representatives” has the meaning set forth in Section 6.2(a).

          “Company Securityholders” means the Company Stockholders and Company Optionholders, collectively.
          “Company Source Code” has the meaning set forth in Section 2.10(a)(viii).
          “Company Stockholder Approval” has the meaning set forth in Section 2.3(a).
          “Company Stockholder Consent” has the meaning set forth in the recitals.
          “Company Stockholders” means the holders of shares of outstanding Company Capital Stock.
          “Company Transaction Expenses” has the meaning set forth in Section 2.17.
          “Company Voting Debt” has the meaning set forth in Section 2.2(e).
          “Company Warrants” means warrants to purchase shares of Company Capital Stock.
          “Confidential Information” has the meaning set forth in Section 2.10(v).
          “Confidentiality Agreement” has the meaning set forth in Section 6.3(a).
          “Continuing Employees” means the employees of the Company who execute the documents described in Section 1.4(b)(vi) and become employees of Acquiror or the Surviving Corporation following the Effective Time.
          “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect.
          “Covered Periods” has the meaning set forth in Section 6.2(a).
          “Databases” has the meaning set forth in Section 2.10(a)(v).
          “Delaware Law” means the General Corporation Law of the State of Delaware.
          “Designated Employees” has the meaning set forth in Section 6.10.
          “Dissenting Shares” shall mean any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenters’ rights shall have been perfected in accordance with Delaware Law in connection with the Merger.
          “Effective Time” has the meaning set forth in Section 1.5.
          “Effective Time Holder” means (i) a Company Stockholder as of immediately prior to the Effective Time (other than a holder of solely shares of Company Capital Stock which constitute and remain Dissenting Shares) or (ii) a Company Optionholder who is the holder of an In-the-Money Option.
          “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).
          “Environmental and Safety Laws” has the meaning set forth in Section 2.11(a)(i).
          “ERISA” has the meaning set forth in Section 2.13(a).
          “ERISA Affiliate” has the meaning set forth in Section 2.13(a).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Facilities” has the meaning set forth in Section 2.11(a)(iv).
          “Financial Statements” has the meaning set forth in Section 2.4(a).
          “Foreign Plan” has the meaning set forth in Section 2.13(h).
          “Founders” shall mean Konstantin Othmer and Michael Ruf.
          “Founder Note” shall mean, collectively, (i) the promissory notes, each dated February 25, 2009, from Konstantin Othmer to the Company and from Michael Ruf to the Company, respectively, and (ii) the promissory notes, each dated April 22, 2009, from Konstantin Othmer to the Company and from Michael Ruf to the Company, respectively.
          “GAAP” means United States generally accepted accounting principles applied on a consistent basis.
          “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.
          “Group” has the meaning set forth in Section 6.2(a).
          “Hazardous Materials” has the meaning set forth in Section 2.11(a)(ii).
          “Holdback Amount” has the meaning set forth in Section 1.9(d).
          “Holdback Period” has the meaning set forth in Section 9.3(c).
          “Indemnifiable Damages” has the meaning set forth in Section 9.2.
          “Indemnified Officers and Directors” has the meaning set forth in Section 6.2(a).
          “Indemnified Person” has the meaning set forth in Section 9.2.
          “Indemnified Persons” has the meaning set forth in Section 9.2.
          “Intellectual Property” has the meaning set forth in Section 2.10(a)(i).

          “In-the-Money Option” has the meaning set forth in Section 1.11(b)(iii).
          “Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (A) an individual, if used in reference to an individual or (B) with respect to any Person that is not an individual, the officers, directors, legal and financial employees of such Person (and, with respect to Section 2.10 (Intellectual Property), additionally, the individuals engaged in technology development activity for such Person) (the individuals specified in clause (B) are collectively referred to herein as the “Entity Representatives”). Any such individual or Entity Representative will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual or Entity Representative) in, or that have been in, the possession of such individual or Entity Representative, including his or her personal files, (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such Person that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual or Entity Representative in the customary performance of such duties and responsibilities, or (iii) such knowledge could be obtained from reasonable inquiry of the persons employed by such Person charged with administrative or operational responsibility for such matters for such Person.
          “Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or any Subsidiary or to any of their respective assets, properties or businesses.
          “Letter of Transmittal” has the meaning set forth in Section 1.12(a)(i).
          “Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.
          “Litigation Party” has the meaning set forth in Section 6.18.
          “Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or is reasonably likely to, (i) be or become materially adverse in relation to the near-term or longer-term condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, capitalization, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements, other than, with respect to (i) and (ii), any Effect (a) resulting from the announcement or pendency of this Agreement or any of the transactions contemplated herein, (b) any failure by such entity to meet any projections or forecasts for any period, (c) generally affecting any segment of the industries in which such entity operates or affecting the economy or financial or securities markets in the United States or any foreign markets where such entity has material operations or sales generally, provided that such Effect does not have a materially disproportionate negative effect on such entity, as compared to the other companies that operate in the same industry in which such entity operates, (d) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities (whether commenced before, on or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack, or (e) changes in any applicable Legal Requirements or GAAP (or any interpretation thereof), provided that such Effect does not have a materially disproportionate negative effect on such entity, as compared to the other companies that operate in the same industry in which such entity operates.
          “Material Contract” has the meaning set forth in Section 2.18(a).
          “Merger” has the meaning set forth in the recitals
          “Milestone Date” means March 15, 2010.
          “Milestone Payment” means the amount of cash collected by Acquiror or the Surviving Corporation, in one or more payments, relating to the acceptance (in whole or in part) of any Milestone prior to the Milestone Date; provided that if acceptance of a particular Milestone is delayed beyond December 31, 2009 (but occurs prior to the Milestone Date) due to factors reasonably within the control of the technical development team of the Company, the Milestone Payment shall mean fifty percent (50%) of the amount of cash collected by Acquiror or the Surviving Corporation from payments relating to that Milestone.
          “Milestones” has the meaning set forth on Schedule 1.1 hereto.
          “New Litigation Claim” has the meaning set forth in Section 6.7.
          “Non-Competition Agreement” has the meaning set forth in the recitals.
          “Offer Letter” has the meaning set forth in Section 1.4(b)(vi).
          “Officer’s Certificate” has the meaning set forth in Section 9.5(a).
          “Open Source Materials” has the meaning set forth in Section 2.10(w).
          “Option Consideration” means, with respect to an In-the-Money Option, an amount of the Total Merger Consideration equal to the product of (i) the excess of the Per Share Capital Stock Consideration over the exercise price per share of Company Common Stock of such In-the-Money Option and (ii) the number of vested shares of Company Common Stock subject to such option. The Option Consideration shall be paid in cash.
          “Parachute Payment Waiver” has the meaning set forth in Section 1.4(b)(x).
          “Per Share Capital Stock Consideration” means that amount of Total Merger Consideration equal to (i) an amount equal to (A) the Total Merger Consideration plus (B) the total aggregate exercise prices of the Company Warrants and the vested Company Options divided by (ii) the sum of the total number of (A) outstanding shares of Company Capital Stock (B) the Company Capital Stock underlying Company Warrants and all vested Company Options.
          “Permitted Encumbrances” means: (A) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in the Company Balance Sheet, (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, and (C) licenses to Intellectual Property granted in the ordinary course of business by the Company and its Subsidiaries.
          “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.
          “Pre-Closing Taxes” shall mean any Taxes allocable to the Pre-Closing Tax Period. For this purpose, (i) any Taxes relating to a taxable period that begins on or before, but ends after, the Closing Date (a “Straddle Period”) that are not based on or measured by income or receipts of the Company and its Subsidiaries shall be allocable to the Pre-Closing Tax Period in an amount equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total of days in the Straddle Period; and (ii) any Taxes based on or measured by the income or receipts of the Company or its Subsidiaries relating to a Straddle Period shall be allocable to the Pre-Closing Tax Period based on an interim closing of the books as of the close of business on the Closing Date. For the avoidance of doubt, (i) the Taxes resulting from the transactions contemplated by this Agreement, (ii) Taxes of the Company and its Subsidiaries attributable to being members of affiliated, consolidated, combined, unitary or aggregate groups during the Pre-Closing Tax Period and (iii) any Taxes of the Company and its Subsidiaries attributable to becoming transferees of, or successors to, any Persons during the Pre-Closing Tax Period, or any express or implied obligation incurred during the Pre-Closing Tax Period to assume the Taxes of, or to indemnify, any other Person, shall, in each case, be allocable to the Pre-Closing Tax Period.
          “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and that portion of any Straddle Period that ends on the Closing Date.
          “Pro Rata Share” means, with respect to a particular Effective Time Holder, the amount of the Total Merger Consideration such Effective Time Holder is entitled to receive pursuant to Section 1.11(a) with respect to its Company Capital Stock (other than Dissenting Shares) and relative to the amount of the Total Merger Consideration all Effective Time Holders are entitled to receive pursuant to Section 1.11(a) with respect to their Company Capital Stock (other than Dissenting Shares).
          “Property” has the meaning set forth in Section 2.11(a)(iii).
          “Release” has the meaning set forth in Section 1.4(b)(ix).
          “Securities Act” means the Securities Act of 1933, as amended.
          “Significant Customer” has the meaning set forth in Section 2.20(a).
          “Significant Supplier” has the meaning set forth in Section 2.20(b).
          “Specified Contractors” has the meaning set forth in Section 1.4(b)(viii).
          “Statement No. 5” has the meaning set forth in Section 2.4(b).
          “Stock Consideration” has the meaning set forth in Section 1.9(a).
          “Stockholder Agreement” has the meaning set forth in the recitals.

          “Stockholders’ Agent” has the meaning set forth in Section 9.7(a).
          “Sub” has the meaning set forth in the preamble.
          “Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.
          “Surviving Corporation” has the meaning set forth in Section 1.2.
          “Surviving Representations” has the meaning set forth in Section 9.3(a).
          “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
          “Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.
          “Termination Date” has the meaning set forth in Section 8.1(b).
          “Third Party Intellectual Property Rights” has the meaning set forth in Section 2.10(a)(vi).
          “Threshold” has the meaning set forth in Section 9.3(a).
          “Total Merger Consideration” has the meaning set forth in Section 1.9(a).
          “Unvested Company Shares” means any Company Capital Stock that is not vested under the terms of any Contract with the Company (including any stock option agreement, or stock option exercise agreement, or restricted stock purchase agreement).
          “WARN Act” has the meaning set forth in Section2.13(r).
          “401(k) Plan” shall have the meaning set forth in Section 1.4(b)(xi).

     1.2 The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Acquiror. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”
     1.3 Closing. Unless this Agreement is earlier terminated in accordance with Section 8.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place at a time and date to be specified by the parties after the satisfaction or waiver of each of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions). The Closing shall take place at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, San Diego, California, or at such other location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”
     1.4 Closing Deliveries.
          (a) Acquiror Delivery. Acquiror shall deliver to the Company, at or prior to the Closing, a certificate, dated as of the Closing Date, executed on behalf of Acquiror by a duly authorized officer of Acquiror to the effect that each of the conditions set forth in clause (a) of Section 7.2 has been satisfied.
          (b) Company Deliveries. The Company shall deliver to Acquiror, at or prior to the Closing, each of the following:
               (i) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in clause (a) of Section 7.3 has been satisfied;
               (ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (A) certificate of incorporation, (B) bylaws, (C) board resolutions approving the Merger and adopting this Agreement, (D) stockholder resolutions approving the Merger and adopting this Agreement, and (E) other matters in Acquiror’s reasonable discretion;
               (iii) a written opinion from the Company’s legal counsel, covering the matters set forth on Exhibit C, dated as of the Closing Date and addressed to Acquiror;
               (iv) the Company Stockholder Consent and Stockholder Agreement, executed by each Company Stockholder listed on Exhibit A-1;
               (v) a Non-Competition Agreement executed by each of the Founders;
               (vi) an offer letter as provided by Acquiror (“Offer Letter”), together with an executed Proprietary Information and Inventions Agreement, Arbitration Agreement and Conflicts of Interest Agreement, in each case in substantially the form attached as an exhibit to the applicable Offer Letter, executed by each of the Continuing Employees;
               (vii) evidence satisfactory to Acquiror of (A) the resignation of each of the directors and each of the officers of the Company and of each Subsidiary in office immediately prior to the Closing as directors and/or officers, as applicable, of the Company and of each such Subsidiary, effective no later than immediately prior to the Effective Time, and (B) the appointment of new officers and directors of the Company and of each Subsidiary which appointments are to become effective at the Effective Time;
               (viii) (A) a contractor agreement duly executed by each Person set forth on Schedule 7.3(f) hereto (the “Specified Contractors”) in a form reasonably satisfactory to Acquiror, and (B) evidence satisfactory to Acquiror of the termination of service with the Company and each Subsidiary of each independent contractor, consultant and/or advisory board member of the Company and/or any Subsidiary other than the Specified Contractors effective no later than immediately prior to the Closing;
               (ix) a Release, in a form reasonably satisfactory to Acquiror (the “Release”), executed by the Company and each Person required to execute such a waiver pursuant to Section 6.11 hereof;
               (x) a Parachute Payment Waiver, in a form reasonably satisfactory to Acquiror (the “Parachute Payment Waiver”), executed by each Person required to execute such a waiver pursuant to Section 6.12 hereof;
               (xi) unless otherwise requested by Acquiror in writing no less than three Business Days prior to the Closing Date, a true, correct and complete copy of resolutions adopted by the Board of Directors of the Company, certified by the Secretary of the Company, authorizing (A) the termination of each or all of the Company Employee Plans that are “employee benefit plans” within the meaning of ERISA, including the Company’s 401(k) Plan (the “401(k) Plan”), and (B) any action necessary to obtain an IRS determination letter on the qualified status of the 401(k) Plan as terminated;
               (xii) a certificate from the Secretary of State of the States of Delaware, and California and each other State or other jurisdiction in which the Company or any Subsidiary is qualified to do business as a foreign corporation dated within three days prior to the Closing Date certifying that the Company or such Subsidiary is in good standing and that all applicable Taxes and fees of the Company or such Subsidiary through and including the Closing Date have been paid;
               (xiii) evidence satisfactory to Acquiror of (A) the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, may be required in connection with the Merger or any other transaction contemplated by this Agreement under the contracts listed or described on Schedule 1.4(b)(xiii)-1 hereto, (B) the termination of each of the contracts of the Company listed or described on Schedule 1.4(b)(xiii)-2 hereto, (C) the amendment of each of the contracts of the Company listed or described on Schedule 1.4(b)(xiii)-3 hereto in the manner described on such Schedule with respect to each such contract, and (D) the termination or waiver of any rights of first refusal, rights to any liquidation preference or redemption rights of any Company Stockholder, effective as of and contingent upon the Closing;
               (xiv) the Allocation Certificate completed to include all of the information specified in Section 1.11(a) in a form reasonably acceptable to Acquiror and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying that such Allocation Certificate is true, correct and complete;
               (xv) the Company Debt Report, which report shall be accompanied by such supporting documentation, information and calculations as are reasonably necessary for Acquiror to verify and determine the amount of Company Transaction Expenses and Company Employee Expenses;

               (xvi) executed UCC-3 termination statements executed by each Person holding a security interest in any assets of the Company or any Subsidiary as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Acquiror that all Encumbrances on assets of the Company and its Subsidiaries shall have been released prior to or shall be released simultaneously with the Closing;
               (xvii) FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in a form reasonably satisfactory to Acquiror, dated as of the Closing Date and executed by the Company, together with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in a form reasonably satisfactory to Acquiror, dated as of the Closing Date and executed by the Company; and
               (xviii) the original Founder Note marked cancelled.
     1.5 Effective Time. At the Closing, after the satisfaction or waiver of each of the conditions set forth in ARTICLE VII, Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Acquiror and the Company in writing (and set forth in the Certificate of Merger) being referred to herein as the “Effective Time”).
     1.6 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become debts, liabilities and duties of the Surviving Corporation.
     1.7 Certificate of Incorporation and Bylaws.
          (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Certificate of Merger, until thereafter amended as provided by Delaware Law.
          (b) At the Effective Time, the Bylaws of the Surviving Corporation shall be amended in their entirety to read as the Bylaws of Sub, until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.
     1.8 Directors and Officers.
          (a) At the Effective Time, the members of the Board of Directors of Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified.
          (b) At the Effective Time, the officers of Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed.

     1.9 Merger Consideration.
          (a) Merger Consideration. The aggregate consideration to be paid by Acquiror and Sub in the Merger to the holders of the Company Capital Stock and In-the-Money Options shall equal (i) Ten Million Dollars ($10,000,000) (the “Cash Consideration”), Eight Hundred Ninety Four Thousand Nine Hundred Ninety Nine Dollars and Forty Six Cents ($894,999.46) of which (the “Bonus Amount”) shall be allocated toward bonus payments payable at the discretion of the Company’s Board of Directors, (ii) Seven Hundred Thousand (700,000) shares of Acquiror Common Stock (the “Stock Consideration”), and (iii) the Milestone Payments (together, the "Total Merger Consideration"). The parties acknowledge and agree that the Stock Consideration will be issued and allocable only to the Founders. For purposes of this Agreement, the value of the Stock Consideration will be deemed to be the volume weighted average price of the Acquiror Common Stock as reported by Bloomberg Services (or a successor provider) of the Acquiror Common Stock as traded on the Nasdaq Global Select Market for the fifteen (15) trading days ending on the day before the Agreement Date.
          (b) Delivery of Merger Consideration. Acquiror or Sub shall (i) as soon as reasonably practicable, and in no event later than 30 days after the Closing Date, deliver to the Company Optionholders holding In-the-Money Options the Closing Payment allocable to such Company Optionholders as indicated in the Allocation Certificate; and (ii) as soon as reasonably practicable after the Closing Date, and in no event later than five (5) Business Days after receipt by Acquiror (or to such other agent or agents as may be appointed by Acquiror) of a Certificate, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, deliver to the Effective Time Holders (other than the Company Optionholders holding In-the-Money Options), in accordance with the provisions of Section 1.12, the Closing Payment in such form and amounts as set forth on the Allocation Certificate. For purposes of this Agreement, “Closing Payment” shall mean (i) the Total Merger Consideration, (ii) minus the Milestone Payments, (iii) minus the Holdback Amount and (iv) minus the Company Debt.
          (c) Delivery of Milestone Payments to Sellers. Within thirty (30) days of the date that Acquiror or the Surviving Corporation collects each Milestone Payment, Acquiror or Sub shall pay to each of the Effective Time Holders an amount of cash equal to each Effective Time Holder’s Pro Rata Share of the Milestone Payment as set forth in the Allocation Certificate.
          (d) Holdback Amount. At the Closing and as security for the Effective Time Holders’ indemnification obligations set forth in ARTICLE IX, Acquiror shall retain from the Total Merger Consideration an amount of cash equal to Three Million Thirty Thousand Dollars ($3,030,000) (the “Holdback Amount”), which shall accrue interest payable by Acquiror at an annual rate equal to the one-year U.S. treasury bill rate as reported in the Wall Street Journal on the Closing Date. The Holdback Amount shall be released to the Effective Time Holders, pursuant to Section 9.4.
     1.10 Company Debt Report, Company Transaction Expenses and Company Employee Expenses.
          (a) No later than five (5) days prior to the Closing Date, the Company shall deliver to Acquiror a reasonably detailed statement (the “Company Debt Report”) setting forth the exact amount of each item of Company Debt as of the Closing and wire transfer instructions or other payment instructions. Acquiror shall have a reasonable opportunity to discuss such report with the Company and review such report and the underlying books and records of the Company related thereto.
          (b) The Company Debt shall be deducted from the Total Merger Consideration as contemplated by Section 1.9. At or as soon as reasonably practicable following the Closing, Acquiror shall repay the Company Debt shown on the Company Debt Report to the applicable lenders, vendors, service providers or employees; provided, however, that the responsibility for the payment of any Company Debt, Company Transaction Expenses or Company Employee Expenses not reflected on the Company Debt Report shall at all times following the Closing remain with the Effective Time Holders as provided in this Agreement.
     1.11 Effect on Capital Stock and Options.
          (a) At least five (5) days prior to the Closing Date, the Company shall prepare and deliver to Acquiror a certificate in a form reasonably acceptable to Acquiror (the “Allocation Certificate”) signed by the Chief Executive Officer of the Company certifying, in each case as of the Closing: (i) the identity of each record holder of Company Capital Stock and the number of shares of Company Common Stock and/or Company Preferred Stock held by each such Company Stockholder; (ii) the identity of each Company Optionholder and the number of shares of Company Common Stock subject to each Company Option held by such Company Optionholder; (iii) the calculation of the Option Consideration; (iv) the amount, as determined by the Board of Directors of the Company in good faith, of the Total Merger Consideration required to be paid to each Company Stockholder under the Company Certificate of Incorporation and other applicable agreements, expressed in terms of Cash Consideration, Stock Consideration and Pro Rata Share of the Milestone Payments; (v) the amount, as determined by the Board of Directors of the Company in good faith, of the Total Merger Consideration to be paid to each Company Optionholder, expressed in terms of Cash Consideration; (vi) the amount of any required Tax withholding (if any) from the Closing Payment and the Milestone Payments (based on a reasonable projection of the amount of the Milestone Payments to be paid with respect to each such Company Stockholder); (vii) the Pro Rata Share of each Effective Time Holder and the interest in dollar terms of each Effective Time Holder in the Holdback Amount and any interest accruing thereon; (viii) the amount of any required Tax withholding from the Holdback Amount and any accrued interest assuming the entire amount is released with respect to each Effective Time Holder; and (ix) all information on which the calculations in the Allocation Certificate are based. The Stock Consideration shall be issued and allocable only to the Founders. The Allocation Certificate shall be deemed the definitive calculation of the Total Merger Consideration payable to the Company Securityholders (except with respect to changes resulting from adjustments to the Total Merger Consideration under ARTICLE IX).
          (b) On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any holder of the Company Capital Stock and/or Company Options:
               (i) At the Effective Time, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into the right to receive a portion of the Total Merger Consideration as set forth on the Allocation Certificate, as may be adjusted pursuant to ARTICLE IX. The amount of cash each Company Stockholder is entitled to receive for the shares of Company Preferred Stock held by such Company Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Preferred Stock held by such Company Stockholder. The amount of Acquiror Common Stock each Company Stockholder is entitled to receive for the shares of Company Preferred Stock held by such Company Stockholder shall be rounded to the nearest share.
               (ii) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into the right to receive a portion of the Total Merger Consideration as set forth on the Allocation Certificate, as may be adjusted pursuant to ARTICLE IX. The amount of cash each Company Stockholder is entitled to receive for the shares of Company Common Stock held by such Company Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such Company Stockholder. The amount of Acquiror Common Stock each Company Stockholder is entitled to receive for shares of Company Common Stock held by such Company Stockholder shall be rounded to the nearest share.
               (iii) At the Effective Time, each holder of an outstanding, vested and unexercised Company Option with a per share exercise price less than the Per Share Capital Stock Consideration (each, an “In-the-Money Option”) shall be eligible to receive the Option Consideration with respect to such In-the-Money Option, rounded to the nearest whole cent, less applicable deductions and withholdings required by Legal Requirements to be withheld in respect of such payment. Any such required withholdings may be satisfied by withholding a portion of the Cash Consideration payable with respect to such In-the-Money Option. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the holders of such In-the-Money Options to whom such amounts would otherwise have been paid. Acquiror shall pay any amounts withheld for withholding Taxes promptly to the appropriate Governmental Entity on behalf of such holder of In-the-Money Options. The Option Consideration shall be payable to each holder of an In-the-Money Option as indicated in the Allocation Certificate. Each Company Option outstanding, vested and unexercised immediately prior to the Effective Time with a per share exercise price greater than or equal to the Per Share Capital Stock Consideration shall automatically be cancelled as of the Effective Time without any consideration payable in respect thereof. Each Company Option, or portion of such Company Option, that is unvested immediately prior to the Effective Time shall automatically be cancelled as of the Effective Time without any consideration payable in respect thereof. No holder of any Company Option or participant in the Company Option Plans shall have any rights with respect to any Company Option except as expressly provided in Section 1.11(a) and this Section 1.11(b)(iii). Prior to the Effective Time, (i) the Company shall provide notice to each holder of an outstanding Company Option describing the treatment of such Company Option in accordance with this Section 1.11(b)(iii), and (ii) the Board of Directors of the Company shall adopt any resolutions (such resolutions to be reasonably acceptable to Acquiror) and take any actions which are necessary to effectuate this Section 1.11(b)(iii). Conditional upon the Closing, the Company shall (i) take all appropriate or necessary steps to effect the termination of the Company Option Plan as of the Effective Time, and (ii) take all actions necessary so that following the Effective Time, there shall be no outstanding Company Options.
               (iv) No Company Warrants, whether vested or unvested, shall be assumed by Acquiror in the Merger, and at the Effective Time, each Company Warrant will be by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled and extinguished.
               (v) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration paid by Acquiror to the Company Securityholders exceed an amount equal to the Total Merger Consideration less the Company Debt.
               (vi) Each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.
          (c) Treatment of Company Capital Stock Owned by the Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (d) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Acquiror Common Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
          (e) Appraisal Rights. Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the consideration provided for in Section 1.11(b), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration payable pursuant to Section 1.11(b) in respect of such shares as if such shares never had been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.12(a), following the satisfaction of the applicable conditions set forth in Section 1.12(a), the amount of consideration to which such holder would be entitled in respect thereof under this Section 1.11 as if such shares never had been Dissenting Shares. The Company shall give Acquiror (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under Delaware Law. The Company shall not, except with the prior written consent of Acquiror, or as otherwise required under Delaware Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The payout of consideration under this Agreement to the stockholders of the Company (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.11(e) and under Delaware Law) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under Delaware Law by any other stockholder of the Company.
          (f) Rights Not Transferable. The rights of the Company Securityholders as of immediately prior to the Effective Time are personal to each such securityholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.
     1.12 Surrender of Certificates.
          (a) Exchange Procedures.
               (i) No later than seven calendar days after the Agreement Date, the Company shall mail to every holder of record of Company Capital Stock that was issued and outstanding immediately prior to the Effective Time and that has not previously delivered its Certificates together with a properly completed and duly executed letter of transmittal in the form supplied by Acquiror (the “Letter of Transmittal”): (A) a form of Letter of Transmittal and (B) instructions for use of the Letter of Transmittal in effecting the surrender of certificates or instruments which immediately prior to the

Effective Time represented issued and outstanding Company Capital Stock that were converted into the right to receive consideration pursuant to Section 1.11(b) (the “Certificates”) in exchange for such consideration. The Letter of Transmittal shall specify that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon receipt thereof by Acquiror, together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates, and shall be in such form and have such other provisions as Acquiror may reasonably specify, including that the Effective Time Holders agree to be bound by the provisions of Section 1.12(a) and ARTICLE IX of this Agreement.
               (ii) Upon the date of delivery to the Acquiror (or to such other agent or agents as may be appointed by Acquiror) of a Certificate, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, (A) the holder of record of such Certificate shall be entitled to receive the consideration that such holder has the right to receive pursuant to Section 1.11(b) in respect of such Certificate, and (B) such Certificate shall be canceled.
          (b) No Interest. No interest shall accumulate on any cash payable in connection with the Merger other than the interest that accrues upon the Holdback Amount pursuant to Section 1.9(d).
          (c) Transfers of Ownership. If any consideration payable pursuant to Section 1.11(b) is to be paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Acquiror or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such Tax has been paid or is not payable.
          (d) No Liability. Notwithstanding anything to the contrary in this Section 1.12, none of Acquiror, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (e) Unclaimed Consideration. Following a period of six months after the Effective Time each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.12(a) shall look only to the Surviving Corporation (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the consideration payable pursuant to Section 1.11(b). Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered prior to the date on which the merger consideration contemplated by Section 1.11 in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, Acquiror shall, to the extent permitted by applicable law, distribute to the Effective Time Holders (other than the holder of such Certificate), in accordance with each Effective Time Holder’s Pro Rata Share, any amounts payable in respect of such Certificate, free and clear of all claims or interests of any Person previously entitled thereto.
     1.13 No Further Ownership Rights in the Company Capital Stock or Company Options. All consideration paid or payable following the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this ARTICLE I.

     1.14 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, Acquiror shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such consideration as may be required pursuant to Section 1.11 in respect of such Certificate; provided, however, that Acquiror may, in its sole discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in such sum or execute an indemnification agreement as Acquiror may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation and/or any of their respective representatives or agents with respect to such Certificate.
     1.15 Tax Consequences. The parties intend the merger to be a taxable sale of the Company Capital Stock by the Company Stockholders. Acquiror makes no representations or warranties to the Company or to any holder of Company Capital Stock or Company Options regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any holder of Company Capital Stock or Company Options of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the holders of Company Capital Stock and Company Options are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.
     1.16 Withholding Rights. Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Capital Stock, any Company Options, any Company Warrants or any Certificates such amounts in cash or shares as Acquiror or the Surviving Corporation is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.
     1.17 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this ARTICLE II to which it relates (provided that a disclosure set forth in the Company Disclosure Letter shall apply to any other Section or Subsection of this ARTICLE II without repetition to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosure), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Acquiror under this ARTICLE II), the Company represents and warrants to Acquiror as follows:

     2.1 Organization, Standing and Power. Each of the Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and each Subsidiary has the corporate power to own its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational or governing documents. Schedule 2.1 of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary. The Company is the owner of all of the issued and outstanding shares of capital stock of each Subsidiary, free and clear of all Encumbrances, and all such shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive right or right of first refusal created by statute, the Certificate of Incorporation and Bylaws or other equivalent organizational or governing documents, as applicable, of such Subsidiary or any Contract to which such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person, other than the Subsidiaries listed in Schedule 2.1 of the Company Disclosure Letter.
     2.2 Capital Structure.
          (a) The authorized capital stock of the Company consists solely of (i) 30,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Company Preferred Stock. A total of 21,601,172 shares of Company Common Stock and 1,500,000 of Company Preferred Stock are issued and outstanding as of the Agreement Date. The Company holds no treasury shares. As of the Agreement Date, there are no other issued and outstanding shares of capital stock or other securities of the Company and no outstanding commitments or Contracts to issue any shares of capital stock or other securities of the Company other than pursuant to the exercise of outstanding Company Options under the Company Option Plans. Schedule 2.2(a)-1 of the Company Disclosure Letter accurately sets forth, as of the Agreement Date, the name of each Person that is the registered owner of any shares of Company Common Stock and Company Preferred Stock the number of such shares so owned by such Person, and the number of shares of Company Common Stock that would be owned by such Person giving effect to all anti-dilution and similar adjustments. The number of such shares set forth as being so owned by such Person constitutes the entire interest of such person in the issued and outstanding capital stock or voting securities of the Company. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any Contract to which the Company is a party or by which the Company is bound. Schedule 2.2(a)-2 of the Company Disclosure Letter sets forth a true, correct and complete list (which Schedule 2.2(a)-2 shall be a subset of Schedule 2.2(a)-1 of the Company Disclosure Letter) of all holders of any issued and outstanding Unvested Company Shares, including the number and kind of shares of Company Capital Stock unvested as of the date of this Agreement, the purchase price paid per share, the vesting schedule in effect for such Unvested Company Shares, the repurchase price payable per unvested share and the length of the repurchase period following the holder’s termination of service. There is no liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act any shares of Company Capital Stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued.

          (b) As of the Agreement Date, the Company has reserved 8,000,000 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 3,275,208 shares are subject to outstanding and unexercised Company Options, and 128,280 shares remain available for issuance thereunder. Schedule 2.2(b)-1 of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Options, whether or not granted under the Company Option Plans, including the number of shares of Company Common Stock subject to each such option, the date of grant, the number of shares that are vested and the exercise price per share. All issued and outstanding shares of Company Capital Stock were issued in compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts.
          (c) Schedule 2.2(c)-1 of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Warrants, including the number of shares and type of Company Capital Stock subject to each such warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share and the term of each such warrant.
          (d) Other than as set forth on Schedules 2.2(a), 2.2(b) and 2.2(c) of the Company Disclosure Letter, as of the Agreement Date, no Person has any right to acquire any shares of Company Capital Stock or any options, warrants or other rights to purchase shares of Company Capital Stock or other securities of the Company, from the Company or any stockholder of the Company.
          (e) No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).
          (f) Except for the Company Options described in Schedule 2.2(b) and the Company Warrants described in Schedule 2.2(c) of the Company Disclosure Letter, there are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock, options, warrants or other rights to purchase shares of Company Capital Stock or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract. There are no Contracts relating to voting, purchase or sale of any Company Capital Stock (i) between or among the Company and any of its securityholders, other than written contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (ii) to the Knowledge of the Company, between or among any of the Company’s securityholders. Neither the Company Option Plan nor any Contract of any character to which the Company and/or any Subsidiary is a party to or by which the Company and/or any Subsidiary is bound relating to any Company Options or Unvested Company Shares requires or otherwise provides for any accelerated vesting of any Company Options or Unvested Company Shares in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company or with Acquiror or any Subsidiary, or any other event, before, upon or following the Merger or otherwise. True, correct and complete copies of each Company Option Plan, all agreements and instruments relating to or issued under each Company Option Plan (including executed copies of all Contracts relating to each Company Option and the shares of Company Capital Stock purchased under such option) have been provided to Acquiror, and such plans and Contracts have not been amended, modified or supplemented since being provided to

Acquiror, and there are no agreements, understandings or commitments to amend, modify or supplement such plans or Contracts in any case from those provided to Acquiror.
          (g) The Allocation Certificate will accurately set forth, as of the Closing, the name of each Person that is the registered owner of any shares of Company Capital Stock and/or Company Options and/or Company Warrants and the number and kind of such shares so owned, or subject to Company Options or Company Warrants so owned, by such Person. The number of such shares set forth as being so owned, or subject to Company Options or Company Warrants so owned, by such Person will constitute the entire interest of such person in the issued and outstanding capital stock, voting securities or other securities of the Company. As of the Closing, no other Person not disclosed in the Allocation Certificate will have a right to acquire any shares of Company Capital Stock and/or Company Options and/or Company Warrants from the Company. In addition, the shares of Company Capital Stock and/or Company Options and/or Company Warrants disclosed in the Allocation Certificate will be, as of the Closing, free and clear of any Encumbrances created by the Certificate of Incorporation or Bylaws of the Company or any Contract to which the Company is a party or by which it is bound.
     2.3 Authority; Noncontravention.
          (a) Subject to approval of the Merger and adoption of this Agreement pursuant to the Company Stockholder Consent, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by the Company’s Board of Directors. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Board of Directors of the Company, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board of Directors of the Company, has approved and adopted this Agreement and approved the Merger, determined that this Agreement and the terms and conditions of the Merger and this Agreement are advisable and in the best interests of the Company and its stockholders, and directed that the adoption of this Agreement be submitted to the Company stockholders for consideration and recommended that all of the stockholders of the Company adopt this Agreement. The affirmative votes of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single class on an as-converted to Company Common Stock basis) are the only votes of the holders of the Company Capital Stock necessary to adopt this Agreement and approve the Merger (the “Company Stockholder Approval”). The execution of the Company Stockholder Consent by the Company Stockholders listed on Exhibit A-1 is sufficient for the Company Stockholder Approval.
          (b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company or any Subsidiary or to the Knowledge of the Company, any of the shares of Company Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws or other equivalent organizational or governing documents of the Company or any Subsidiary, in each case as amended to date, (B) any Contract of the Company or any Subsidiary or any Contract applicable to any of their respective material properties or assets, or (C) any Legal Requirements applicable to the Company or any Subsidiary or any of their respective material properties or assets.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.5, and (ii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect on the Company or Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.
          (d) The Company and its Board of Directors and stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation of which the Company has Knowledge, and any anti-takeover provision in the governing documents of the Company or its Subsidiaries will not be applicable to any of the Company, its Subsidiaries, Acquiror, the Surviving Corporation, or to the execution, delivery of, or performance of the transactions contemplated by this Agreement, the Company Stockholder Consents or the Stockholder Agreements, including the consummation of the Merger or any of the other transactions contemplated hereby or thereby.
     2.4 Financial Statements.
          (a) The Company has delivered to Acquiror its audited consolidated financial statements for the fiscal years ending December 31, 2008, 2007 and 2006 and unaudited consolidated financial statements for the six months ended June 30, 2009 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain footnotes) applied on a consistent basis throughout the periods indicated and consistent with each other, (iv) fairly present the consolidated financial condition of the Company and the Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount), and (v) are true, complete and correct in all material respects. Neither the Company nor any Subsidiary has any Liabilities of any nature other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of June 30, 2009 (the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s business since June 30, 2009 (the “Company Balance Sheet Date”) in the ordinary course, consistent with past practice, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of law, and (iii) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, the Company has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.
          (b) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Board of Directors of Company, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and its Subsidiaries, and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company or any of its Subsidiaries, nor to the Company’s Knowledge, the Company’s independent auditors or any current or former employee, consultant or director of Company or any of its Subsidiaries, has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other current or former employees, consultants directors of Company or any of its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiaries, or any claim or allegation regarding any of the foregoing. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls or any material inaccuracy in the Company’s financial statements. To the Company’s Knowledge, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of their respective officers, directors, employees or agents. To the Company’s Knowledge, there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls. At the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Company Balance Sheet as required by said Statement No. 5. There has been no change in the Company accounting policies since the Company’s inception, except as described in the Financial Statements.
          (c) Schedule 2.4(c) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and its Subsidiaries maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.
          (d) Schedule 2.4(d) of the Company Disclosure Letter accurately lists all indebtedness of the Company and its Subsidiaries for money borrowed or any guarantees of the Company and its Subsidiaries in respect of any indebtedness, including, for each item, the governing agreement and the interest rate, maturity date and any assets or properties securing such indebtedness or guarantee. All such indebtedness may be prepaid at the Closing without penalty under the terms of the Contracts governing such indebtedness.
     2.5 Absence of Certain Changes. Since the Company Balance Sheet Date, each of the Company and each Subsidiary has conducted its business only in the ordinary course consistent with past practice and, except with respect to the transactions contemplated by this Agreement, (a) there has not occurred a Material Adverse Effect on the Company, (b) neither the Company nor any Subsidiary has made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any asset of the Company or any Subsidiary (other than the sale or nonexclusive license of Company Products to its customers in the ordinary course of its business consistent with its past practice), (c) except as required by GAAP, there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any Subsidiary or any revaluation by the Company of any of its or any Subsidiary’s assets, (d) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities (other than repurchases of Unvested Company Shares in accordance with Contracts governing such shares), or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities, (e) neither the Company nor any Subsidiary has entered into, amended or terminated any Material Contract, and there has not occurred any default under any Material Contract to which the Company or any Subsidiary is a party or by which it is, or any of its assets and properties are, bound, (f) there has not occurred any amendment or change to the Certificate of Incorporation or Bylaws or other equivalent organizational or governing documents of the Company or any Subsidiary, (g) there has not occurred any material increase in or material modification of the compensation or benefits payable or to become payable by the Company or any Subsidiary to any of its directors, officers, employees or consultants, any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and the Treasury Regulations and administrative guidance thereunder, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company or any Subsidiary consistent with past practice), and neither the Company nor any Subsidiary has entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons, (h) there has not occurred the execution of any employment agreements or service Contracts or the extension of the term of any existing employment agreement or service Contract with any Person in the employ or service of the Company or any Subsidiary, (i) there has not occurred any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Company or any Subsidiary, any termination of employment of any such employees, or any labor dispute or claim of unfair labor practices involving the Company or any Subsidiary, (j) neither the Company nor any Subsidiary has incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any Liability for borrowed money or any Liability as guaranty or surety with respect to the obligations of any other Person, (k) neither the Company nor any Subsidiary has paid or discharged any material Encumbrance or material Liability which was not shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (l) neither the Company nor any Subsidiary has incurred any material Liability to its directors, officers or stockholders (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice), (m) neither the Company nor any Subsidiary has made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount in excess of $50,000, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable, (n) neither the Company nor any Subsidiary has made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers, (o) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or any Subsidiary, (p) neither the Company nor any Subsidiary has sold, disposed of, transferred or licensed to any Person any rights to any material Company IP Rights other than in the ordinary course of business consistent with past practice, or has acquired (other than pursuant to the terms and conditions of agreements entered into prior to the Agreement Date and agreements with employees and contractors that assign Intellectual Property to the Company or its Subsidiaries) or licensed from any Person any material Intellectual Property other than in the ordinary course of business consistent with past practice or has sold, disposed of, transferred or provided a copy of any Company Source Code to any Person other than as set forth on Schedule 2.5(p) and (q) there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company or any Subsidiary to do any of the things described in the preceding clauses (a) through (p) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

     2.6 Litigation. There is no private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Entity, or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries), nor, to the Knowledge of the Company, does any Person have a reasonable basis for any such action, suit, proceeding, claim, mediation, arbitration or investigation. There is no judgment, decree, injunction or order against the Company or any Subsidiary, any of their respective assets or properties, or, to the Knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries). To the Knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company or any Subsidiary based upon the Company entering into this Agreement or any of the other transactions or agreements contemplated hereby. Neither the Company nor any Subsidiary has any action, suit, proceeding, claim, mediation, arbitration or investigation pending against any other Person. None of the representations or warranties set forth in this Section 2.6 are representations or warranties with respect to Intellectual Property or Third Party Intellectual Property Rights and related actions, suits, proceedings or claims (which are addressed in Section 2.10 below).
     2.7 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon the Company or any Subsidiary which has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or impairing any current or presently proposed business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the conduct of business by the Company or any Subsidiary as currently conducted or as presently proposed to be conducted by the Company or any Subsidiary.
     2.8 Compliance with Laws; Governmental Permits.
          (a) Each of the Company and each Subsidiary has complied with, is not in violation of, and has not received any notices of violation with respect to, any Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business. Neither the Company nor any of its Subsidiaries, nor any director, officer, Affiliate or employee thereof (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.
          (b) Each of the Company and each Subsidiary has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Company’s or any Subsidiary’s business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), except as would not reasonably be expected to have a Material Adverse Effect on the Company, and all of the Company Authorizations are in full force and effect. Neither the Company nor any Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. To the Knowledge of the

Company, none of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.
     2.9 Title to Property and Assets. Each of the Company and each Subsidiary has good and valid title to all of their respective properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances incurred in the ordinary course of business consistent with past practice for obligations not past due. The plant, property and equipment of each of the Company and each Subsidiary that are used in the operations of their respective businesses are (i) in good operating condition and repair, subject to normal wear and tear and (ii) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice. All properties used in the operations of the Company or any Subsidiary are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected. Schedule 2.9 of the Company Disclosure Letter identifies each parcel of real property leased by the Company or any Subsidiary. The Company and its Subsidiaries have adequate rights of ingress and egress into any real property used in the operation of their respective businesses. The Company has heretofore provided or made available to Acquiror or its counsel true, correct and complete copies of all leases, subleases and other agreements under which the Company and/or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. Neither the Company nor any Subsidiary currently owns any real property.
     2.10 Intellectual Property.
          (a) As used in this Agreement, the following terms shall have the meanings indicated below:
               (i) “Intellectual Property” means any and all worldwide industrial and intellectual property rights and all rights associated therewith, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all Databases, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

               (ii) “Company IP Rights” means (A) any and all Intellectual Property, other than Company-Owned IP Rights, used in the conduct of the business of the Company and its Subsidiaries as currently conducted; and (B) any and all Company-Owned IP Rights.
               (iii) “Company-Owned IP Rights” means (A) Company IP Rights that are owned or are purportedly owned by or exclusively licensed to the Company or any of its Subsidiaries; and (B) Company IP Rights that were developed for the Company or a Subsidiary by full or part time employees or consultants of the Company or its Subsidiaries.
               (iv) “Company Registered Intellectual Property” means Company-Owned IP Rights that are also United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority.
               (v) “Databases” means all databases and organized or structured collections of data and all rights therein.
               (vi) “Third Party Intellectual Property Rights” means any Intellectual Property owned by a third party.
               (vii) “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary.
               (viii) “Company Source Code” means, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned IP Rights or Company Products.
          (b) The Company and its Subsidiaries either (i) own and have independently developed or acquired, or (ii) have the valid right or license to all Company IP Rights. The Company IP Rights are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted. None of the representations or warranties set forth in this Section 2.10(b) are representations or warranties with respect to infringement, misappropriation or other violation of any Third Party Intellectual Property Rights (which is addressed in Section 2.10(n) below).
          (c) Neither the Company nor any of its Subsidiaries has transferred ownership of any Intellectual Property that is or was Company-Owned IP Rights, to any third party, or knowingly permitted the Company’s rights in any Intellectual Property that is or was Company-Owned IP Rights to enter the public domain or, with respect to any Intellectual Property for which the Company or its Subsidiaries have submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).
          (d) The Company and its Subsidiaries own and have good and exclusive title to each item of Company-Owned IP Rights and each item of Company Registered Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances). The right, license and interest of the Company or a Subsidiary of the Company in and to all Third Party Intellectual Property Rights licensed by the Company or a Subsidiary from a third party are free and clear of all Encumbrances (excluding restrictions contained in the applicable license agreements with such third parties and Permitted Encumbrances).
          (e) Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company-Owned IP Right, or impair the right of the Company, any Subsidiary or Acquiror to use, possess, sell or license any Company-Owned IP Right or portion thereof. After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by Acquiror without restriction and without payment of any kind to any third party.
          (f) Schedule 2.10(f) of the Company Disclosure Letter lists all Company Products by name and version number.
          (g) Schedule 2.10(g) of the Company Disclosure Letter lists all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Schedule 2.10(g) of the Company Disclosure Letter sets forth a list of all actions that are required by applicable Legal Requirements to be taken by the Company or its Subsidiaries within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property.
          (h) Each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due a Governmental Entity in connection with filing, prosecuting and maintaining such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s and its Subsidiaries’ ownership interests therein.
          (i) Neither the Company nor any Subsidiary is or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any Contract governing any Company IP Rights (the “Company IP Rights Agreements”) and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements, or give any non-Company party to any Company IP Rights Agreement the right to do any of the foregoing. Schedule 2.10(i)-2 lists all material Company IP Rights Agreements. Following the Closing, the Surviving Corporation (as wholly-owned by Acquiror) will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under the Company IP Rights Agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.
          (j) None of the Company IP Rights Agreements grants any third party exclusive rights to or under any Company IP Rights or grants any third party the right to sublicense any Company IP Rights.

          (k) There are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by the Company or any of its Subsidiaries.
          (l) To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any third party, including any employee or former employee of the Company or any Subsidiary. Neither the Company nor any Subsidiary has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement.
          (m) Neither the Company nor any Subsidiary has been sued in any suit, action or proceeding (or received any written notice or, to the Knowledge of the Company, threat) which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right or which contests the validity, ownership or right of the Company or any Subsidiary to exercise any Intellectual Property right. Neither the Company nor any Subsidiary has received any written communication that involves an offer to license or grant any other rights or immunities under any Third Party Intellectual Property Right.
          (n) The operation of the business of the Company and its Subsidiaries as such business is currently conducted, including the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product, does not infringe or misappropriate any Third Party Intellectual Property Rights and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the business of the Company and its Subsidiaries is infringing or has infringed on or misappropriated any Third Party Intellectual Property Rights.
          (o) None of the Company-Owned IP Rights, the Company Products, the Company or any of its Subsidiaries is subject to any proceeding or outstanding order, Contract or stipulation (A) restricting in any manner the use, transfer, or licensing by the Company or any of its Subsidiaries of any Company-Owned IP Right or any Company Product, or which may affect the validity, use or enforceability of any such Company-Owned IP Right or Company Product, or (B) restricting the conduct of the business of the Company or any of its Subsidiaries in order to accommodate third party Intellectual Property rights.
          (p) Neither the Company nor any Subsidiary has received any opinion of counsel that any Company Product or the operation of the business of the Company or any Subsidiary, as previously or currently conducted, or as currently proposed to be conducted by the Company or any Subsidiary, infringes or misappropriates any Third Party Intellectual Property Rights.
          (q) Each of the Company and each Subsidiary has secured from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company-Owned IP Rights unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property in such contribution that the Company or any Subsidiary does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto, other than such rights that may not be assigned under applicable law. Without limiting the foregoing, the Company and each Subsidiary has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of the Company and each Subsidiary.
          (r) To the Knowledge of the officers of the Company, no current or former employee, consultant or independent contractor of the Company or any Subsidiary: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.
          (s) The employment of any employee of the Company or any Subsidiary or the use by the Company or any Subsidiary of the services of any consultant or independent contractor does not subject the Company or any Subsidiary to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or any Subsidiary, whether such Liability is based on contractual or other legal obligations to such third party.
          (t) No current or former employee, consultant or independent contractor of the Company or any Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights, other than such rights that may not be assigned to the Company under applicable law.
          (u) To the extent that any Intellectual Property that is or was Third Party Intellectual Property Right is incorporated into, integrated or bundled with, or used by the Company or its Subsidiaries in the development, manufacture or compilation of any of the Company Products, the Company or a Subsidiary have a written agreement with such third party with respect thereto pursuant to which the Company or a Subsidiary either (A) have obtained complete, unencumbered and unrestricted ownership of, and are the exclusive owners of such Intellectual Property by operation of law or by valid assignment, or (B) have obtained perpetual, non terminable (other than for breach) licenses (sufficient for the conduct of its business as currently conducted by the Company and its Subsidiaries) to all such Third Party Intellectual Property Rights.
          (v) The Company and its Subsidiaries have taken such steps as are ordinary and customary in the Company’s industry to protect and preserve the confidentiality of all confidential or non-public information included in the Company IP Rights (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by the Company or any Subsidiary by or to a third party has been pursuant to the terms of a written Contract between the Company or a Subsidiary and such third party. All use, disclosure or appropriation of Confidential Information by the Company and its Subsidiaries not owned by the Company or any Subsidiary has been pursuant to the terms of a written agreement between the Company or such Subsidiary and the owner of such Confidential Information, or is otherwise lawful. All current and former employees and consultants of the Company and its Subsidiaries having access to Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to the Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the Company’s and its Subsidiaries’ customers and business partners, to the extent required by such customers and business partners).

          (w) Schedule 2.10(w) of the Company Disclosure Letter lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company or any Subsidiary in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company or any Subsidiary). The Company is in compliance with the terms and conditions of all licenses for the Open Source Materials.
          (x) Except as set forth in Schedule 2.1(w) of the Company Disclosure Letter, neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company IP Rights or Company Products; (ii) distributed Open Source Materials in conjunction with any Company IP Rights or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company or such Subsidiary with respect to any Company IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).
          (y) All Company Products sold, licensed, leased or delivered by the Company or any Subsidiary to customers and all services provided by or through the Company or any Subsidiary to customers on or prior to the Closing Date conform to applicable contractual commitments and express and implied warranties (to the extent not subject to legally effective express exclusions thereof), and conform to packaging, advertising and marketing materials and to applicable product or service specifications or documentation. Neither the Company nor any Subsidiary has any Liability (and, to the Knowledge of the Company and any Subsidiary, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.
          (z) The Company has provided Acquiror with all documentation and notes relating to the testing of all Company Products. The Company has documented all reported bugs, errors and defects in all the current Company Products, and such documentation is retained and is available internally at the Company.
          (aa) For all software used by the Company and its Subsidiaries in providing services, or in developing or making available any of the Company Products, the Company or a Subsidiary has implemented any and all security patches or upgrades that are generally available for that software.
          (bb) No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for the Company Capital Stock) was used in the development of the Company-Owned IP Rights. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Subsidiary, who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Subsidiary.
          (cc) Neither the Company or any Subsidiary nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person (other than employees, consultants and independent contractors developing Company Products), agreed to disclose, deliver or license to any Person (other than employees, consultants and independent contractors developing Company Products), or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary or any Person then acting on their behalf to any Person of any Company Source Code. Schedule 2.10(cc) of the Company Disclosure Letter identifies each Contract pursuant to which the Company or any Subsidiary has deposited, or is or may be required to deposit, with an escrow holder or any other Person, any of the Company Source Code, and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.
          (dd) Neither the Company nor any Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company-Owned IP Rights.
          (ee) The Company and each Subsidiary have complied with all applicable Legal Requirements and their respective internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or any Subsidiary or by third parties having authorized access to the records of the Company or any Subsidiary. The execution, delivery and performance of this Agreement, will comply with all applicable Legal Requirements relating to privacy and with the Company’s and each Subsidiary’s privacy policies. Neither the Company nor any Subsidiary has received a complaint regarding the Company’s collection, use or disclosure of personally identifiable information.
          (ff) The Company and each Subsidiary has implemented and maintains a security plan that is ordinary and customary in the Company’s industry which (i) identifies internal and external risks to the security of the Confidential Information, including personally identifiable information; (ii) implements, monitors and provides reasonably adequate and effective administrative, electronic and physical safeguards to control those risks; and (ii) maintains notification procedures in compliance with applicable Legal Requirements in the case of any breach of security compromising unencrypted data containing personally identifiable information. Neither the Company nor any Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in the Company’s possession, custody or control.
          (gg) Schedule 2.10(gg) to the Company Disclosure Letter describes all Databases that are in use for capturing customer data owned or used by the Company and each Subsidiary. Following the Effective Time, the Databases will have at least the same information and functionality as exists prior to the Effective Time, subject to changes to the information in the Databases made in the normal course of business consistent with past practices. No Person (other than the Company and its Subsidiaries) has any right, title or interest in or to any of the information contained in any of the Databases and neither the Company nor any Subsidiary has sold, assigned, leased, transferred, permitted the use of or otherwise disclosed to any Person any information contained in any of the Databases other than in the normal course of business consistent with past practices.

     2.11 Environmental Matters.
          (a) As used in this Agreement, the following terms shall have the meanings indicated below:
               (i) “Environmental and Safety Laws” shall mean any applicable federal, state or local laws, ordinances, codes, regulations, rules, and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials or wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public with respect to exposure to Hazardous Materials in the environment.
               (ii) “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.
               (iii) “Property” shall mean all real property leased or owned by the Company or any Subsidiary either currently or in the past.
               (iv) “Facilities” shall mean all buildings and improvements on the Property.
          (b) (i) To the Knowledge of the Company, all Hazardous Materials and wastes of the Company or any Subsidiary have been disposed of in accordance with all Environmental and Safety Laws; (ii) except with respect to matters that have been fully and finally resolved, neither the Company nor any Subsidiary has received any written notice of any material noncompliance with Environmental and Safety Laws regarding the Facilities or its past or present operations; (iii) no notices, administrative actions or suits are pending or, to the Knowledge of the Company, have been threatened in writing relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Company or any Subsidiary; (iv) neither the Company nor any Subsidiary has received written notice that it is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date; (v) to the Company’s Knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property under conditions requiring reporting or remediation under Environmental and Safety Laws; (vi) to the Company’s Knowledge, there have not been in the past, and are not now, any underground tanks , including treatment or storage tanks, sumps, or water, gas or oil wells at, on or under any Property; and (vii) to the Company’s Knowledge, the Facilities and the Company’s and each Subsidiary’s uses and activities therein have at all times materially complied with all Environmental and Safety Laws.
     2.12 Taxes.
          (a) The Company and each Subsidiary, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any Subsidiary is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have timely paid all Taxes whether or not shown on any Tax Return. All Tax Returns were complete and accurate in all material respects and have been prepared in compliance with all applicable Legal Requirements. The Company has delivered or made available to Acquiror correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries for Taxable years beginning on or after January 1, 2005.

          (b) The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company and/or any Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any Subsidiary has any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date.
          (c) There is (i) no claim for Taxes being asserted against the Company or any Subsidiary that has resulted in a lien against the property of the Company or any Subsidiary other than liens for Taxes not yet due and payable, (ii) to the Knowledge of the Company, no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company or any Subsidiary being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Subsidiary currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed. To the Knowledge of the Company, no claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.
          (d) Neither the Company nor any Subsidiary has been or will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.
          (e) Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any Subsidiary have any Liability or potential Liability to another party under any such agreement.
          (f) Neither the Company nor any Subsidiary has consummated or participated in, and none of them are currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Subsidiary has participated in, nor are any of them currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.
          (g) Neither the Company nor any Subsidiary or any predecessor of the Company or any Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.
          (h) Neither the Company nor any Subsidiary has any Liability for the Taxes of any Person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.
          (i) Neither the Company nor any Subsidiary will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          (j) Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.
          (k) None of the Tax attributes (including net operating loss carry forwards and general business Tax credits) of either the Company or any Subsidiary is limited by Sections 269, 382, 383, 384 or 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law).
          (l) Each of the Company and each Subsidiary has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities.
          (m) The Company for itself and for its Subsidiaries has provided to the Acquiror all documentation relating to any applicable Tax holidays or incentives. The Company and its Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.
          (n) Neither the Company nor any Subsidiary is nor have any of them ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code.
          (o) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
          (p) Each of the Company and each Subsidiary has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.
          (q) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Subsidiary or ERISA Affiliate to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any reasonably foreseeable additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Schedule 2.12(q) of the Company Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date.
          (r) Schedule 2.12(r) to the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any of its Subsidiaries is a party. Each such nonqualified deferred compensation plan to which the Company or its Subsidiaries is a party complies with, or is exempt from, the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements, if applicable. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code
          (s) The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted, and neither the Company nor the Acquiror has incurred or will incur any liability under Section 409A of the Code upon the vesting of any Company Options.
     2.13 Employee Benefit Plans and Employee Matters.
          (a) Schedule 2.13(a) of the Company Disclosure Letter lists, with respect to the Company, any Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee in excess of $50,000, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company or any Subsidiary of greater than $50,000 remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company or any Subsidiary (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”).
          (b) The Company has furnished to Acquiror a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided to Acquiror true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also provided to Acquiror a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and, to the Knowledge of the Company, nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. To the Knowledge of the Company, all individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined in writing. No employee of the Company or any Subsidiary and no person subject to any health plan of the Company or any Subsidiary has made medical claims through any such health plan during the 12 months preceding the date hereof for more than $100,000 in the aggregate for which the Company or such Subsidiary is responsible. For the purposes of the forgoing sentence, any exception to such representation and warranty set forth in the Disclosure Letter shall be stated generally and shall not identify any employee of the Company or such Subsidiary or person subject to any health plan of the Company or such Subsidiary who has made medical claims. Neither the Company nor any Subsidiary sponsors or maintains any self-funded employee benefit plan, except as otherwise specified in Schedule 2.13(a).
          (c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. To the Knowledge of the Company, there has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company, each Subsidiary and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any other party to, any of the Company Employee Plans. Neither the Company nor any Subsidiary or ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. All contributions required to be made by the Company, any Subsidiary or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Company Balance Sheet Date as a result of the operations of Company and its Subsidiaries after the Company Balance Sheet Date). In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company, its Subsidiaries and ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Company Employee Plan is covered by, and neither the Company nor any Subsidiary or ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Acquiror, the Surviving Corporation and/or any Subsidiary (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company, is threatened, against or with respect to any such

Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.
          (d) With respect to each Company Employee Plan, each of the Company and each United States Subsidiary has complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.
          (e) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements. No Company Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.
          (f) Neither the Company nor any Subsidiary or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
          (g) Neither the Company nor any Subsidiary or ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.
          (h) Each compensation and benefit plan maintained or contributed to by the Company or any Subsidiary under the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed in Schedule 2.13(h) of the Company Disclosure Letter. As regards each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of the Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii) all contributions to, and material payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Legal Requirements of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet, (iii) the Company, each Subsidiary, and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered at all times in accordance with its terms and applicable Legal Requirements, (v) to the Knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any Liability with respect to such Foreign Plan, and (vii) except as required by applicable Legal Requirements, no condition exists that would prevent the Company or any of its Subsidiaries from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Company Balance Sheet and any normal and reasonable expenses typically incurred in a termination event). The benefits available under all Foreign Plans in the aggregate do not provide materially greater benefits to employees of the Company or any Subsidiary participating in such plans than the benefits available under the Company Employee Plans for employees of the Company or any Subsidiary in the United States. No Foreign Plan has unfunded Liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company.
          (i) Schedule 2.13(i) of the Company’s Disclosure Letter lists, as of the Agreement Date, each employee of the Company or any Subsidiary who is on leave of absence and the anticipated date of return to full service.
          (j) None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary to any Person.
          (k) Each of the Company and each Subsidiary has been and is in compliance with all applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. Each of the Company and each Subsidiary has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and each Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither the Company nor any Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). The Company has no Knowledge of any pending claims against the Company and/or any Subsidiary under any workers compensation plan or policy or for long term disability. Neither the Company nor any Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any Subsidiary and any of their respective employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

          (l) Schedule 2.13(l) of the Company Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all severance Contracts and employment Contracts to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound. Neither Company nor any of its Subsidiaries has any current obligation to pay any amount or provide any benefit to any former employee or officer. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary and neither the Company nor any Subsidiary has any duty to bargain with any labor organization. Company is unaware of any pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary has Knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any Subsidiary. Neither the Company nor any Subsidiary, nor to the Knowledge of the Company and each Subsidiary, any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any Subsidiary, and there is no charge or complaint against the Company or any Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or to the Knowledge of the Company, threatened. No employee of the Company or any Subsidiary has been involuntarily terminated in the last 12 month period.
          (m) No employee of the Company or any Subsidiary, to the Knowledge of the Company and each Subsidiary, is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted by the Company or any Subsidiary or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.13(m) of the Company Disclosure Letter, no employee of the Company or any Subsidiary has given notice to the Company or any Subsidiary, nor does the Company or any Subsidiary otherwise have Knowledge, that any such employee intends to terminate his or her employment with the Company or any Subsidiary. The employment of each of the employees of the Company or any Subsidiary is “at will” and the Company and each Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, except as set forth on Schedule 2.13(m) of the Company Disclosure Letter. As of the date hereof, the Company and each Subsidiary has not, and to the Knowledge of Company or any Subsidiary, no other Person has, (i) entered into any Contract that obligates or purports to obligate Acquiror to make an offer of employment to any present or former employee or consultant of the Company or any Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company or any Subsidiary of any terms or conditions of employment with Acquiror following the Effective Time.
          (n) Each of the Company and each Subsidiary has provided to Acquiror a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees of the Company and each Subsidiary, showing each such person’s name, position, annual remuneration, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year. Each of the Company and each Subsidiary has provided to Acquiror the additional following information for each of its international employees: city/country of employment, date of hire, manager’s name and work location, and whether the employee was recruited from a previous employer.
          (o) Schedule 2.13(o) of the Company Disclosure Letter sets forth a true, correct and complete list of all of its consultants, advisory board members and independent contractors and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party.
          (p) Each of the Company and each Subsidiary has provided to Acquiror true, correct and complete copies of each of the following: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company or any Subsidiary (and a true, correct and complete list of employees, consultants and/or others not subject thereto); the most current management organization chart(s); all agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company or any Subsidiary; summary of Liability for termination payments to current and former directors, officers and employees of the Company or any Subsidiary; and a schedule of bonus commitments made to employees of the Company or any Subsidiary.
          (q) There are no performance improvement or disciplinary actions contemplated or pending against any of the Company’s or any Subsidiary’s current employees.
          (r) The Company and each Subsidiary is in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.
          (s) The Company has delivered to Acquiror true and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession or subject to its control with respect to any unvested securities or other property issued by the Company, any Subsidiary or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers.
     2.14 Interested Party Transactions. None of the officers and directors of the Company or any Subsidiary and, to the Knowledge of the Company, none of the employees or stockholders of the Company or any Subsidiary, nor , to the Company’s Knowledge, any immediate family member of an officer, director, employee or stockholder of the Company or any Subsidiary, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any of its Subsidiaries (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or stockholders or any member of their immediate families, is a party to, or to the Knowledge of the Company, otherwise directly or indirectly interested in, any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof. To the Knowledge of the Company, none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company or any of its Subsidiaries, except for the rights of stockholders under applicable Legal Requirements.
     2.15 Insurance. The Company maintains the policies of insurance and bonds set forth in Schedule 2.15 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.15 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the Agreement Date as well as all material claims made under such policies and bonds since January 1, 2007. Each of the Company and each Subsidiary has provided or made available to Acquiror or its counsel true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Subsidiary. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and each Subsidiary is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
     2.16 Books and Records. The Company has provided or made available to Acquiror or its counsel true, correct and complete copies of each document that has been requested by Acquiror or its counsel in connection with their legal and accounting review of the Company and/or any Subsidiary (other than any such document that does not exist or is not in the Company’s possession or subject to its control). Without limiting the foregoing, the Company has provided or made available to Acquiror or its counsel complete and correct copies of (a) all documents identified on the Company Disclosure Letter, (b) the Certificate of Incorporation and Bylaws or equivalent organizational or governing documents of the Company and each of its Subsidiaries, each as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Company and each Subsidiary, (d) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company and each of its Subsidiaries, and (e) all material permits, orders and consents issued by any regulatory agency with respect to the Company and each of its Subsidiaries, or any securities of the Company and each of its Subsidiaries, and all applications for such permits, orders and consents. The minute books of the Company and each Subsidiary provided or made available to Acquiror or its counsel contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company and the respective Subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately. The books, records and accounts of the Company and its Subsidiaries (i) are true, correct and complete, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company and such Subsidiaries, and (iv) accurately and fairly reflect the basis for the Financial Statements as applicable.
     2.17 Transaction Fees. Except as set forth in Schedule 2.17 of the Company Disclosure Letter, there are no fees, costs, commissions or expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses), special bonuses, severance or other similar items of compensation (discretionary or otherwise) incurred or reasonably expected to be incurred by the Company, any Subsidiary or any other Affiliate of the Company in connection with transactions contemplated by this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby or payable to any employee of the Company or any Subsidiary in connection with or arising out of the transactions contemplated hereby (collectively, the “Company Transaction Expenses”). For the avoidance of doubt, all Company Transaction Expenses and all Company Employee Expenses shall be either paid by the Company prior to the Closing Date or paid on behalf of the Company out of the Total Merger Consideration pursuant to Section 1.9.
     2.18 Material Contracts.
          (a) Except for this Agreement and the Contracts specifically identified in Schedule 2.18 of the Company Disclosure Letter, neither the Company nor any Subsidiary is a party to or bound by any of the following Contracts (each a “Material Contract”):
               (i) any distributor, original equipment manufacturer, reseller, value added reseller, sales, advertising, agency or manufacturer’s representative Contract;
               (ii) except for Contracts entered into in the ordinary course of the Company’s business, any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such Contract more than $50,000 in the two (2) years of the term of the Contract preceding the Agreement Date;
               (iii) any material Contract that expires or may be renewed at the option of any Person other than the Company so as to expire more than one year after the date of this Agreement;
               (iv) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
               (v) any Contract for capital expenditures in excess of $50,000 in the aggregate;
               (vi) any Contract limiting the freedom of the Company or any Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;
               (vii) any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $25,000 per annum;
               (viii) any Contract (A) with any of its officers, directors, employees or stockholders or any member of their immediate families or (B) with any Person with whom the Company or any Subsidiary does not deal at arm’s length;
               (ix) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;

               (x) all licenses, sublicenses and other Contracts as to which the Company or any Subsidiary is a party and pursuant to which any Person is authorized to use any Company IP Rights;
               (xi) other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used in the development or provision of the Company Products that have an individual acquisition cost of $50,000 or less, all licenses, sublicenses and other Contracts to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary acquired or is authorized to use any Third Party Intellectual Property Rights;
               (xii) all licenses, sublicenses and other Contracts pursuant to which the Company or any of its Subsidiaries has agreed to any restriction on the right of the Company or any of its Subsidiaries to use or enforce any Company-Owned IP Rights or pursuant to which the Company or any Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Company-owned IP Rights;
               (xiii) any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company or any Subsidiary;
               (xiv) any Contract to license or authorize any third party to manufacture or reproduce any of the products, services, technology or Intellectual Property of the Company;
               (xv) any material Contract relating to the membership of, or participation by, the Company or any Subsidiary in, or the affiliation of the Company or any Subsidiary with, any industry standards group or association;
               (xvi) (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person in excess of $25,000 per annum;
               (xvii) any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation or cost on the part of the Company or any Subsidiary (other than under its unmodified form of standard customer or distributor agreement, the form of which has been made available to Acquiror or its counsel);
               (xviii) any Contract for the employment of any director, officer, employee or consultant of the Company or any other type of Contract with any officer, employee or consultant of the Company or any Subsidiary that is not immediately terminable by the Company or such Subsidiary without cost or Liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;
               (xix) any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;
               (xx) any Contract under which the Company or any Subsidiary provides any advice or services to any third party, including any consulting Contract, professional Contract or software implementation, deployment or development services Contract, or support services Contract;

               (xxi) any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;
               (xxii) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated hereby;
               (xxiii) any Contract pursuant to which the Company or any Subsidiary has acquired a business or entity, or assets of a business or entity, whether by way of Merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any contract pursuant to which it has any material ownership interest in any other Person (other than its subsidiaries);
               (xxiv) any Contract with any Governmental Entity or any Company Authorization;
               (xxv) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into with customers and distributors in the ordinary course of business;
               (xxvi) any settlement agreement;
               (xxvii) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereunder, either alone or in combination with any other event; or
               (xxviii) any other oral or written Contract or obligation not listed in clauses (i) through (xxvii) that individually had or has a value or payment obligation in excess of $50,000 over the life of the Contract or is otherwise material to the Company or its Subsidiaries or their respective businesses, operations, financial condition, properties or assets.
          (b) All Material Contracts are in written form. The Company or the applicable Subsidiary has performed all of the obligations required to be performed by it and is entitled to all benefits under, is not alleged to be in default in respect of, any Material Contract, except as would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Subsidiary or to the Company’s and each Subsidiary’s Knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract, except as would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. Neither the Company nor any of its Subsidiaries has any Liability for renegotiation of government Contracts. True, correct and complete copies of all Material Contracts have been provided or made available to Acquiror or its counsel prior to the Agreement Date.

     2.19 Export Control Laws. The Company and each Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:
          (a) the Company and each Subsidiary has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;
          (b) the Company and each Subsidiary is in material compliance with the terms of all applicable export licenses or other approvals;
          (c) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to such export licenses or other approvals;
          (d) to the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that would reasonably be expected to give rise to any future claims; and
          (e) to the Knowledge of the Company, no consents or approvals for the transfer of export licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.
     2.20 Customers and Suppliers.
          (a) Neither the Company nor any Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in each of the years ended December 31, 2008 and 2007, was one of the 20 largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable (each, a “Significant Customer”), and the Company has no Knowledge of any material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Schedule 2.20(a) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries has received any information from any Significant Customer that such customer shall not continue as a customer of the Company or such Subsidiary (or the Surviving Corporation or Acquiror) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company or such Subsidiary (or the Surviving Corporation or Acquiror). The Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.
          (b) Neither the Company nor any Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in each of the years ended December 31, 2008 and 2007, was one of the 20 largest suppliers of products and/or services to the Company and its Subsidiaries, based on amounts paid or payable (each, a “Significant Supplier”), and the Company has no Knowledge of any material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed on Schedule 2.20(b) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries has received any information from any Significant Supplier that such supplier shall not continue as a supplier to the Company or such Subsidiary (or the Surviving Corporation or Acquiror) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company or such Subsidiary (or the Surviving Corporation or Acquiror). The Company and its Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on their respective businesses, and the Company has no Knowledge of any reason why they will not continue to have such access on commercially reasonable terms.

     2.21 Accounts Receivable. The accounts receivable shown on the Company Balance Sheet arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges, and have been collected, or will be collected within sixty (60) days of the Closing Date without resort to litigation, in the book amounts thereof. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s and its Subsidiaries’ past practices and are sufficient to provide for any losses which may be sustained in realization of the receivables. The accounts receivable of the Company and its Subsidiaries arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible within sixty (60) days of the Closing Date without resort to litigation, in the book amounts thereof. None of the accounts receivable of the Company and its Subsidiaries is subject to any claim of offset, recoupment, setoff or counter-claim, and the Company has no Knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by the Company or any Subsidiary of any obligation or Contract other than normal warranty repair and replacement. No Person has any lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Schedule 2.21 of the Company Disclosure Letter sets forth an aging of the Company’s and its Subsidiaries’ accounts receivable as of the Agreement Date and the Closing Date in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns. Schedule 2.21 of the Company Disclosure Letter sets forth such amounts of accounts receivable of the Company and its Subsidiaries which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.
     2.22 Inventory. The inventories shown on the Company Balance Sheet (net of any reserve on the Company Balance Sheet) or thereafter acquired by the Company or any Subsidiary, consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since the Company Balance Sheet Date, the Company and each Subsidiary has continued to replenish inventories in a normal and customary manner consistent with past practices. Neither the Company nor any Subsidiary has received written, or to the Knowledge of the Company, oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a commercially reasonable price and upon commercially reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of the Company, which is consistent with its past practices and in accordance with GAAP. Since the Company Balance Sheet Date, due provision was made on the books of the Company and its Subsidiaries in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of the date hereof, neither the Company nor any Subsidiary has any commitments to purchase inventory.
     2.23 Representations Complete. Neither this Agreement (including the exhibits and schedules hereto) nor any other agreement, document or certificate delivered or to be delivered to Acquiror by or on behalf of the Company pursuant to the terms of this Agreement or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Company makes no representations or warranties to Acquiror regarding any projection or forecast regarding future results or activities or the probable success or profitability of the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE FOUNDERS
     Each Founder represents and warrants to Acquiror as follows:
     3.1 Capacity. Such Founder has the capacity to execute and deliver this Agreement, in his individual capacity, to perform his obligations hereunder and to consummate all of the transactions contemplated hereby.
     3.2 Execution; Title to Shares; Stockholder Information.
          (a) This Agreement has been duly and validly executed and delivered by such Founder and constitutes the valid and binding obligation of such Founder, enforceable against such Founder in accordance with its terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
          (b) Such Founder is the lawful record and beneficial owner of the Company Capital Stock set forth opposite such Founder’s name on Schedule 2.2(a)-1 of the Company Disclosure Letter, free and clear of all Encumbrances. The information concerning such Founder and the Company Capital Stock owned by him set forth on Schedule 2.2(a)-1 of the Company Disclosure Letter is complete and accurate in all respects.
          (c) Except as set forth on Schedule 2.2(a)-1 of the Company Disclosure Letter, (i) such Founder does not own any capital stock, voting securities or other ownership interests (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests) of the Company, (ii) there are no options, warrants, calls, rights, commitments or agreements to which such Founder is a party that obligates the Company to issue, deliver or sell any capital stock, voting securities or other ownership interests (or securities convertible into or exchangeable for the same) of the Company to such Founder or his Affiliates, or purchase or redeem any such capital stock, voting securities or other ownership interests (or securities convertible into or exchangeable for the same) of the Company from such Founder or his Affiliates or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any option, warrant, call, right, commitment or agreement regarding any capital stock, voting securities or other ownership interests (or securities convertible into or exchangeable for the same) of the Company owned by such Founder or his Affiliates.
          (d) Except for this Agreement, such Founder is not a party to any Contract or understanding relating to the voting of any Company Capital Stock or which restricts the transfer or other disposition of, or granting any preemptive or anti-dilutive right with respect to, any Company Capital Stock or voting securities of other ownership interests (or securities convertible into or exchangeable for the same) of the Company.
          (e) Within the six (6) months ending on the Agreement Date such Founder has not transferred, and during the period between the Agreement Date and the Closing Date such Founder will not transfer, any Company Capital Stock, voting securities or other ownership interests (or securities convertible into or exchangeable for Company Capital Stock or voting securities or other ownership interests) in the Company owned by such Founder to any other Person.
     3.3 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such Founder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     3.4 Interest in Company Property; Earned Wages.
          (a) Such Founder does not have any right, title or interest in, to or under (i) any Company IP Rights that has not been exclusively assigned, transferred or licensed to the Company or (ii) any other tangible or intangible property used by the Company to conduct the Company’s business as presently conducted and as proposed to be conducted by the Company. Such Founder is not in material violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of such Founder with the Company.
          (b) Such Founder has been timely paid all earned wages, including but not limited to bonuses, commissions and or unused accrued vacation by the Company.
     3.5 Stockholders’ Agent. The Stockholders’ Agent is the duly appointed attorney-in-fact for such Founder and has full power and authority to act for and bind such Founder as provided in this Agreement.
     3.6 Purchase for Own Account. Such Founder is acquiring the Acquiror Common Stock solely for investment for such Founder’s own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Founder has no present intention of selling, granting any participation in, or otherwise distributing the same. The acquisition by such Founder of any of the Acquiror Common Stock shall constitute confirmation of the representation by such Founder that such Founder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Acquiror Common Stock.
     3.7 Disclosure of Information. Such Founder has received all the information he considers necessary or appropriate for deciding whether to acquire the Acquiror Common Stock. Such Founder has carefully reviewed this Agreement. Such Founder further represents that he has had an opportunity to ask questions and receive answers from Acquiror regarding the terms and conditions of the offering of the Acquiror Common Stock and the business, properties, prospects and financial condition of Acquiror.
     3.8 Investment Experience. Such Founder, by reason of his own business and financial experience, has the capacity to protect his own interests in connection with the investment contemplated hereby. Such Founder represents that he is able to fend for himself, can bear the economic risk of his investment, and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the Acquiror Common Stock. Such Founder acknowledges that any investment in the Acquiror Common Stock involves a high degree of risk, and represents that he is able, without materially impairing his financial condition, to hold the Acquiror Common Stock for an indefinite period of time and to suffer a complete loss of his investment.
     3.9 Accredited Investor. Such Founder represents that he is an “accredited investor” as defined in Rule 501(a) of the Securities Act.
     3.10 Restrictions on Transfer. Such Founder understands that the shares of Acquiror Common Stock are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Acquiror in a transaction not involving a public offering and that under such laws and applicable regulations such Acquiror Common Stock may be resold without registration under the Securities Act only in certain limited circumstances. Such Founder agrees that Acquiror may place legend(s) on the certificates representing the Acquiror Common Stock regarding the restricted nature thereof. Such Founder represents that he is familiar with Rule 144 of the Securities Act and understands the resale limitations imposed thereby and by the Securities Act. Such Founder understands that the shares of Acquiror Common Stock have not been and will not be registered under the Securities Act and have not been and will not be registered or qualified in any state in which they are offered, and thus such Founder will not be able to resell or otherwise transfer his Acquiror Common Stock unless such shares are registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB
     Acquiror represents and warrants to the Company as follows:
     4.1 Organization and Standing. Each of Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Neither Acquiror nor Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.
     4.2 Authority; Noncontravention.
          (a) Each of Acquiror and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Sub. This Agreement has been duly executed and delivered by each of Acquiror and Sub and constitutes the valid and binding obligation of Acquiror and Sub enforceable against Acquiror and Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
          (b) The execution and delivery of this Agreement by Acquiror and Sub do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under any provision of the Certificate of Incorporation or Bylaws of Acquiror and Sub, as amended to date.
          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.5, and (ii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Acquiror’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.
     4.3 Financing. Acquiror has, or has available to it, sufficient funds to consummate the transactions contemplated by this Agreement.
     4.4 No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

ARTICLE V
CONDUCT PRIOR TO THE EFFECTIVE TIME
     5.1 Conduct of Business of the Company and Subsidiaries. During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time:
          (a) the Company shall, and shall cause each Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror);
          (b) the Company shall, and shall cause each Subsidiary to, (A) pay in full prior to Closing all outstanding accounts payable (including outstanding invoices for services provided by third parties to the Company) as determined in accordance with GAAP and pay all other debts when due, (B) pay all of its Taxes when due, subject to good faith disputes over such Taxes, (C) pay or perform its other obligations when due, (D) use best efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, (E) sell Company products consistent with past practices as to license, service and maintenance terms, incentive programs, and in accordance with GAAP requirements as to revenue recognition and (F) use its best efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;
          (c) the Company shall promptly notify Acquiror of any change, occurrence or event not in the ordinary course of its or any Subsidiary’s business, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Company and its Subsidiaries taken together or cause any of the conditions to closing set forth in ARTICLE VII not to be satisfied;
          (d) the Company shall, and shall cause each Subsidiary to, assure that each of its Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger, and shall give reasonable advance notice to Acquiror prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms; and
          (e) the Company shall, and shall cause each Subsidiary to, maintain each of its leased premises in accordance with the terms of the applicable lease.
     5.2 Restrictions on Conduct of Business of the Company and Subsidiaries. Without limiting the generality or effect of the provisions of Section 5.1, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror):
          (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws or equivalent organizational or governing documents;

          (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;
          (c) Material Contracts. Enter into any Contract that would constitute a Material Contract, other material Contract or a Contract requiring a novation or consent in connection with the Merger, or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts; provided, that this provision shall not require the Company to seek or obtain Acquiror’s consent in order to set or change the prices at which the Company sells products or provides services to current customers in the ordinary course of business. For the avoidance of doubt, the Company shall not enter into any Contract or any other arrangement relating to the payment of amounts under Contract Order No. 19 between the Company and the third party listed on Schedule 7.3(j)(i) hereto or the provision of services under such contract order without the advance written permission of Acquiror, which permission will not be unreasonably withheld or delayed;
          (d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than: (i) the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options; (ii) the issuance of Company Common Stock upon conversion of Company Preferred Stock outstanding on the Agreement Date and (iii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;
          (e) Employees; Consultants; Independent Contractors. (i) Hire any additional officers or other employees, or any consultants or independent contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company or any Subsidiary, (iii) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor, or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);
          (f) Loans and Investments. Make any loans or advances (other than routine expense advances to employees of the Company or any Subsidiary consistent with past practice) to, or any investments in or capital contributions to, any Person or form any Subsidiary (other than ordinary course funding to its existing Subsidiaries in order to fund operations in amounts consistent with past practice), or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;
          (g) Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company IP Rights (other than non-exclusive end-user licenses in connection with the sale of Company Products in the ordinary course of business consistent with past practice), or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company Source Code to current employees and consultants of the Company or its Subsidiaries involved in the development of the Company Products on a need to know basis, consistent with past practices);
          (h) Exclusive Rights and Most Favored Party Provisions. Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its or Acquiror’s business activities;
          (i) Dispositions. Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its properties or assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with its past practice or enter into any Contract with respect to the foregoing;
          (j) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;
          (k) Leases. Enter into any operating lease in excess of $5,000 or any leasing transaction of the type required to be capitalized in accordance with GAAP;
          (l) Payment of Obligations. Pay, discharge or satisfy, (i) any amounts due under any promissory note issued by the Company to any Person who is an officer or director of the Company as of the date hereof, (ii) any amount in excess of $25,000 in any one case or $50,000 in the aggregate, or (iii) any claim or Liability arising otherwise than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Company Transaction Expenses, or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or in an amount in excess of $25,000, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;
          (m) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $25,000 individually or $50,000 in the aggregate;
          (n) Insurance. Materially change the amount of any insurance coverage;
          (o) Termination or Waiver. Terminate or waive any right of substantial value;
          (p) Employee Benefit Plans; Pay Increases. Except for the payment and distribution of the Bonus Amount, adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, materially amend any deferred compensation plan within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1 except to the extent necessary to meet the requirements of such Section or Notice, pay any special bonus or special remuneration to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies or Contracts which have been disclosed to Acquiror and are set forth on Schedule 5.2(p) of the Company Disclosure Letter), or add any new members to the board of directors of the Company or any Subsidiary;

          (q) Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration made pursuant to preexisting plans, policies or Contracts which have been disclosed to Acquiror and are set forth on Schedule 5.2(q) of the Company Disclosure Letter);
          (r) Lawsuits; Settlements. (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Acquiror prior to the filing of such a suit), or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;
          (s) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;
          (t) Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind;
          (u) Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquiror;
          (v) Real Property. Enter into any agreement for the purchase, sale or lease of any real property;
          (w) Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties;
          (x) Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers;
          (y) Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or stockholder of the Company (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.18 of the Company Disclosure Letter; and
          (z) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (y) in this Section 5.2, or any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect (such that the condition set forth in the first sentence of Section 7.3(a) would not be satisfied) or prevent the

Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company (such that the condition set forth in the second sentence of Section 7.3(a) would not be satisfied).
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Stockholder Approval and Board Recommendation
          (a) The Company shall take all action necessary in accordance with this Agreement, Delaware Law, its Certificate of Incorporation and its Bylaws to secure the Company Stockholder Approval. The Company’s obligation to secure the Company Stockholder Approval in accordance with this Section 6.1(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal. The Company shall exercise commercially reasonable efforts to obtain an executed Company Stockholder Consent from each Company Stockholder not listed in Exhibit A-1.
          (b) (i) The Company’s Board of Directors shall unanimously recommend that the Company’s stockholders vote in favor of the approval of the Merger and adoption of this Agreement pursuant to the Company Stockholder Consent; (ii) any information statement or other disclosure document distributed to the Company’s stockholders in connection with this transaction shall include a statement to the effect that the Company’s Board of Directors has unanimously recommended that the Company’s stockholders vote in favor of the approval of the Merger and adoption of this Agreement pursuant to the Company Stockholder Consent; and (iii) neither the Company’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Acquiror, the unanimous recommendation of the Company’s Board of Directors that the Company Stockholders vote in favor of the approval of the Merger and adoption of this Agreement.
     6.2 No Solicitation.
          (a) From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to ARTICLE VIII, neither the Company nor any of its Subsidiaries will, nor will any of them authorize or permit any of their respective officers, directors, affiliates, stockholders or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any securityholders of Company or any Subsidiary. Each of the Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 6.2 to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 6.2.
          “Acquisition Proposal” shall mean, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquiror), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from the Company or any of its Subsidiaries, or from the stockholders of the Company, by any Person or Group of more than a 10% interest in the total outstanding voting securities of Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of the Company and its Subsidiaries in any single transaction or series of related transactions; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries, or any extraordinary dividend, whether of cash or other property.
          “Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.
          (b) The Company shall immediately notify Acquiror orally and in writing after receipt by the Company and/or any Subsidiary (or, to the Knowledge of the Company, by any of the Company Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to the Company or any Subsidiary or for access to any of the properties, books or records of the Company or any Subsidiary by any Person or Persons other than Acquiror. Such notice shall describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Acquiror fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquiror a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to discuss any Acquisition Proposal.
     6.3 Confidentiality; Public Disclosure.
          (a) The parties hereto acknowledge that Acquiror and the Company have previously executed a Confidentiality Agreement dated May 11, 2007 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms. The Stockholders’ Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Stockholders’ Agent were a party thereto. With respect to the Stockholders’ Agent, as used in the Confidentiality Agreement the term “Information” shall include information relating to the Merger or this

Agreement received by the Stockholders’ Agent after the Closing or relating to the period after the Closing.
          (b) The parties shall not, and the parties shall cause each of their respective subsidiaries and each of their respective representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use the other party’s name or refer to the other party directly or indirectly in connection with the parties’ relationship with each other in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other party, unless required by Legal Requirements and except as reasonably necessary for the Company to obtain the consents and approvals of Company Stockholders and other third parties contemplated by this Agreement.
     6.4 Regulatory Approvals.
          (a) The Company shall, and shall cause each Company Subsidiary to, promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, which may be reasonably required, or which Acquiror may reasonably request, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Acquiror to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents. The Company shall promptly inform Acquiror of any material communication between the Company and any Governmental Entity regarding any of the transactions contemplated hereby. If the Company or any affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. The Company shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Acquiror.
          (b) Acquiror shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether foreign, federal, state, local or municipal, which may be reasonably required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. Acquiror shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Acquiror with respect to such authorizations, approvals and consents. Acquiror shall promptly inform the Company of any material communication between Acquiror and any Governmental Entity regarding any of the transactions contemplated hereby. If Acquiror or any affiliate of Acquiror receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Acquiror shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Acquiror shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Company.
          (c) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, it is expressly understood and agreed that: (i) Acquiror shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Acquiror shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for (1) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquiror or any of its affiliates or the Company or its Subsidiaries, (2) the imposition of any limitation or regulation on the ability of Acquiror or any of its affiliates to freely conduct their business or own such assets, or (3) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Acquiror or any of its affiliates to exercise full rights of ownership of the shares of Company Capital Stock (any of the foregoing, an “Antitrust Restraint”). Nothing in this Section 6.4 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) if such party has, until such date, complied in all material respects with its obligations under this Section 6.4.
     6.5 Reasonable Efforts. Subject to the limitations set forth in Section 6.4, each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in ARTICLE VII, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby. Without limiting the foregoing, the parties agree to cooperate with each other in good faith and to make every commercially reasonable effort to obtain acceptance of the Milestones by December 31, 2009, and to collect in full the Milestone Payments.
     6.6 Third Party Consents; Notices.
          (a) The Company shall obtain prior to the Closing, and deliver to Acquiror at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 2.3(b)(ii)(B) of the Company Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b)(ii)(B) of the Company Disclosure Letter if entered into prior to the Agreement Date). The Company shall terminate prior to the Closing, and deliver evidence of such termination to Acquiror at or prior to the Closing, all of the Contracts listed or described on Schedule 1.4(b)(xiii)-2 hereto and to amend prior to the Closing, and deliver evidence of such amendment to Acquiror at or prior to the Closing, all of the Contracts listed or described on Schedule 1.4(b)(xiii)-3 hereto.
          (b) The Company shall give all notices and other information required to be given to the employees of the Company or any Subsidiary, any collective bargaining unit representing any group of employees of the Company or any Subsidiary, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Legal Requirements in connection with the transactions contemplated by this Agreement.
     6.7 Litigation. The Company will (i) notify Acquiror in writing promptly after learning of any action, suit, arbitration, mediation, proceeding, claim, or investigation by or before any Governmental Entity or arbitrator initiated by or against it or any of its Subsidiaries, or known by the Company to be threatened against the Company, any of its Subsidiaries or any of their respective directors, officers, employees or stockholders in their capacity as such (a “New Litigation Claim”), (ii) notify Acquiror of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Acquiror regarding the conduct of the defense of any New Litigation Claim.

     6.8 Access to Information.
          (a) During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, (i) the Company shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during business hours to (A) all of the Company’s and each of its Subsidiaries’ properties, books, Contracts and records and (B) all other information concerning the business, properties and personnel of the Company or any of its Subsidiaries as Acquiror may reasonably request, and (ii) the Company shall provide to Acquiror and its accountants, counsel and other representatives true, correct and complete copies of the Company’s and each of its Subsidiaries’ (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company or any Subsidiary has been a party, and (D) receipts for any Taxes paid to foreign Tax Authorities.
          (b) Subject to compliance with applicable Legal Requirements, from the date hereof until the earlier of the termination of this Agreement and the Closing, the Company shall confer from time to time as requested by Acquiror with one or more representatives of Acquiror to discuss any material changes or developments in the operational matters of the Company and each of its Subsidiaries and the general status of the ongoing operations of the Company and each of its Subsidiaries.
          (c) No information or knowledge obtained in any investigation pursuant to this Section 6.8 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.
     6.9 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Company Transaction Expenses) shall be paid by the party incurring such expense.
     6.10 Employees and Contractors.
          (a) The Company shall cooperate and work with Acquiror to help Acquiror identify employees of the Company and its Subsidiaries to whom Acquiror may elect to offer employment with the Surviving Corporation, such Subsidiaries or Acquiror. With respect to any employee of the Company or its Subsidiaries who receives an offer of employment from Acquiror or the Surviving Corporation, the Company shall assist Acquiror with its efforts to enter into an Offer Letter, a Proprietary Information and Inventions Agreement, an Arbitration Agreement and a Conflict of Interest Agreement with such employee as soon as practicable after the date hereof and in any event prior to the Closing Date. Within ten (10) days of the Agreement Date, Acquiror shall provide to the Company a list of the employees of the Company and its Subsidiaries to whom Acquiror desires to offer employment with the Surviving Corporation or Acquiror. Notwithstanding any of the foregoing, neither Acquiror nor Sub (including the Surviving Corporation) shall have any obligation to make an offer of employment to any employee of the Company. The Company shall use commercially reasonable efforts to retain the Specified Contractors and to cause such Specified Contractors to enter into a contractor agreement with Acquiror (or its designee) prior to the Closing. With respect to matters described in this Section 6.10, the Company will consult with Acquiror (and will consider in good faith the advice of Acquiror) prior to sending any notices or other communication materials to its employees. Effective no later than immediately prior to the Closing, the Company shall, and shall cause its Subsidiaries to, terminate the employment of each of those Company and Subsidiary employees who have not received an offer of continued employment with the Surviving Corporation or Acquiror prior to the Closing Date (the “Designated Employees”). Unless otherwise agreed in writing by Acquiror, the Company shall cause the relationships of each of the Persons listed on Schedule 2.2(b)-2 of the Company Disclosure Letter with the Company and each Subsidiary who are not Specified Contractors to be terminated at or prior to the Closing and Company Options held by such Persons to be terminated in accordance with their terms at the time of such termination. The Company shall obtain confirmatory assignments of Intellectual Property from all of its current and former employees and independent contractors and consultants in each case in a form that is reasonably acceptable to Acquiror. It is expressly agreed that the provisions of this Section 6.10 are not intended to be for the benefit of, or otherwise enforceable by, any third party. As promptly as reasonably practicable after the Effective Time, Acquiror shall enroll the Continuing Employees in Acquiror’s employee benefit plans for which such employees are eligible (the “Acquiror Plans”), including its medical plans, dental plans, life insurance plans and disability plans, pursuant to the terms of the applicable Acquiror Plans, on substantially similar terms applicable to employees of Acquiror who are similarly situated based on levels of responsibility. Without limiting the generality of the foregoing, and to the extent permitted under the Acquiror Plans, Acquiror shall recognize the prior service with the Company of each of the Designated Employees (i) for all purposes in connection with Acquiror’s paid time off policy, severance policy, 401(k) plans, medical plans, dental plans, life insurance plans and disability plans, and (ii) for all purposes in connection with all other Acquiror Plans (to the extent permitted by the terms of the applicable Acquiror Plans).
          (b) At the written election of any Continuing Employee (delivered to Acquiror prior to the Closing Date), and subject to the terms of Acquiror’s vacation policy, Acquiror will assume the Liability of the Company with respect to any such Continuing Employee’s outstanding vacation pay balance on the Closing Date.
     6.11 Releases. The Company shall obtain and deliver to Acquiror, at or prior to the Closing, a Release, in a form reasonably acceptable to Acquiror, executed by the Company and each Designated Employee and each Person who might otherwise have, receive or have the right or entitlement to receive any severance payments or other benefits or payments in connection with the Merger and/or the termination of employment or service with the Company, the Surviving Corporation, Acquiror or any Subsidiary following the Merger, pursuant to which each such Person shall agree to waive any and all right or entitlement to the payments and benefits referred to above in connection with the Merger and any change in employment or service position with Acquiror or the Surviving Corporation following the Merger. For the avoidance of doubt, Konstantin Othmer, Michael Ruff and Linda Khachooni shall have each executed and delivered to Acquiror, prior to the Closing, a Release.
     6.12 Parachute Payment Waivers. The Company shall obtain and deliver to Acquiror, prior to the initiation of the requisite stockholder approval procedure under Section 6.13, a Parachute Payment Waiver from each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 6.13, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of (i) the accelerated vesting of such Person’s Company Options or Unvested Company Shares in connection with the Merger and/or the termination of employment or service with the Company, the Surviving Corporation, Acquiror or any Subsidiary before, upon or following the Merger, (ii) any severance payments, bonus payments or other benefits or payments in connection with the Merger and/or the termination of employment or service with the Company, the Surviving Corporation, Acquiror or any Subsidiary before, upon or following the Merger, and/or (iii) the receipt of any Company Options or Company Capital Stock within the 12-month period ending on the date on which the Effective Time occurs, pursuant to which each such Person shall agree to waive any and all right or entitlement to the accelerated vesting, payments, benefits, options and stock referred to in clauses (i), (ii) and (iii) to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite stockholder approval of such accelerated vesting, payments, benefits, options and stock is obtained pursuant to Section 6.13.
     6.13 Section 280G Stockholder Approval. The Company shall use its commercially reasonable efforts to obtain the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options and/or stock provided pursuant to agreements, contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder vote to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.
     6.14 Termination of Benefit Plans. Effective as of the last completed payroll period immediately preceding the Closing Date, the Company shall terminate all Company Employee Plans, including all Company Employee Plans intended to include a Code Section 401(k) arrangement (unless Acquiror provides written notice to the Company no later than three Business Days prior to the Closing Date that any such Company Employee Plans shall not be terminated). Unless Acquiror provides such written notice to the Company, no later than three Business Days prior to the Closing Date, the Company shall provide Acquiror with evidence that such Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Acquiror. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Acquiror may reasonably require. In the event that termination of the Company Employee Plans would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquiror no later than ten Business Days prior to the Closing Date.
     6.15 Termination of Financing Statements. The Company shall take all actions necessary such that (i) UCC-3 termination statements, as applicable, have been filed with respect to each of the UCC-1 financing statements filed in order to perfect security interests in assets of the Company that have not yet expired and (ii) all Encumbrances (other than Permitted Encumbrances) on assets of the Company shall be released prior to or simultaneously with the Closing.
     6.16 Certain Closing Certificates and Documents. The Company shall prepare and deliver to Acquiror, a draft of each of the Company Debt Report and the Allocation Certificate not later than five Business Days prior to the Closing Date. The Company shall prepare and deliver the Company Debt Report to Acquiror at or prior to the Closing. Without limiting the generality or effect of the foregoing, Company shall provide to Acquiror, promptly after Acquiror’s request, copies of the documents or instruments evidencing the amounts set forth on any such draft or final certificate.
     6.17 Corporate Matters. The Company shall, (a) prior to the Closing, pay all corporate franchise, foreign corporation and similar Taxes (to the extent that such Taxes are then due), (b) prior to the Closing, take such actions as are requested by Acquiror to restructure the Company’s corporate organization prior to the Closing, including the dissolution or merger of Subsidiaries of the Company and the appointment, effective at the Effective Time, of new officers and directors of the Company and its Subsidiaries and deliver evidence of such appointments to Acquiror at or prior to the Closing, and (c) at the Closing, deliver to Acquiror the minute books containing the records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Company and each Subsidiary and the stock ledgers, journals and other records reflecting all stock issuances and transfers. Notwithstanding the foregoing and for the avoidance of doubt, the Company shall be responsible for any Pre-Closing Taxes attributable to corporate franchise, foreign corporation and similar Taxes, whether or not such Pre-Closing Taxes are due prior to the Closing.
     6.18 Litigation Support. In the event and for so long as the Acquiror or the Surviving Corporation is actively contesting or defending against any actual or threatened action (the “Litigation Party”) in connection with (a) any transaction contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the Founders will cooperate with the Litigation Party and the Litigation Party’s counsel in the contest or defense of such action, make himself available and provide such testimony and access to his books and records as shall be necessary in connection with the contest or defense. For any services rendered by either of the Founders pursuant to this Section 6.18, Acquiror shall pay such Founder at an hourly rate equivalent to the pay rate set forth in such Founder’s consulting agreement.
     6.19 Indemnification of Company Directors and Officers.
          (a) Schedule 6.19(a) of the Company Disclosure Letter sets forth for each director and officer of the Company since its inception, the name of such officer and/or director and the period(s) for which such person was an officer of the Company and the period(s) for which such person was a director of the Company (the “Covered Periods”). For a period of six (6) years from and after the Closing, Acquiror and the Surviving Corporation shall, jointly and severally indemnify and hold harmless each present and former director and officer of the Company (collectively the “Indemnified Officers and Directors”), to the same extent such individuals are entitled to indemnification by the Company pursuant to its Certificate of Incorporation and Bylaws in effect as of the Agreement Date except as prohibited by Legal Requirements applicable to Acquiror and the Surviving Corporation, for any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to acts or omissions that occurred during the Covered Periods for such Person. Subject to the last sentence of this Section 6.19(a), for a period of six (6) years after the Closing, as long as the Surviving Corporation shall continue to exist as an independent corporation, Acquiror shall not, and shall not permit the Surviving Corporation to, amend, alter, repeal or modify any provision in any of the Surviving Corporation’s Certificate of Incorporation or Bylaws relating to the exculpation or indemnification of any Indemnified Officers and Directors in any way that diminishes or adversely effects the indemnification or exculpation provided therein in respect of the Covered Periods (unless required by Legal Requirements). This Section 6.19(a) shall survive the Closing and is intended to be for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company, their respective heirs and personal representatives and shall be binding upon Acquiror and the Surviving Corporation. The obligations of Acquiror and the Surviving Corporation under this Section 6.19(a) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.19(a) applies without the express written consent of such affected indemnitee. Any claims for indemnification made under this Section 6.19(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution of the claim.
          (b) Notwithstanding any other provision of this Agreement to the contrary, the Stockholders’ Agent and the Founders hereby agree that they will not make any claim for indemnification against the Acquiror, the Surviving Corporation or any of their respective Affiliates, including, without limitation, under Section 6.19(a), by reason of the fact that a Founder was a controlling person, director, officer, stockholder, employee, agent or representative of the Company or was serving as such for another Person at the request of the Company (whether such claims are pursuant to any statute, organizational document, contractual obligation or otherwise) with respect to any claim brought by an Indemnified Person under this Agreement.
     6.20 Notice of Certain Events.
          (a) During the period from the date hereof until the Closing or the earlier termination of this Agreement, the Company shall promptly notify Acquiror in writing of: (i) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or the Founders in this Agreement of which the Company or the Founders becomes aware after the date of this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that causes or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or the Founders in this Agreement of which the Company or the Founders becomes aware after the date of this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (iii) any material breach of any covenant or obligation of the Company or the Founders. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 6.20 requires any change in the Company Disclosure Letter, the Company shall promptly deliver to Acquiror an update to the Company Disclosure Letter specifying such change; provided that, no such update shall be deemed to supplement or amend the Company Disclosure Letter for the purpose of determining the accuracy of any of the representations and warranties made by the Company or the Founders in this Agreement, including for purposes of ARTICLE VII or ARTICLE IX hereof.
          (b) Without limiting the provisions of Section 6.20(a), prior to the Closing Date or the earlier termination of this Agreement, the Company shall give prompt written notice to Acquiror of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with any approval regarding the transactions contemplated by this Agreement, (iii) any action commenced or threatened relating to or involving or otherwise affecting the Company or the transactions contemplated by this Agreement, (iv) the occurrence of a breach or default or event that, with notice or lapse of time or both, would constitute a breach or default under any Material Contract, and (v) any notice or other communication from any Person pursuant to any Material Contract.
     6.21 Delaware Law Notices.
          (a) In accordance with the time periods set forth therein, promptly following the execution of this Agreement, the Company shall prepare and distribute a notice to all holders of Company Capital Stock in the form and substance as required by Delaware Law Section 262(d)(2) which shall include without limitation, (i) notification of approval of the Merger, (ii) the availability of appraisal rights, (iii) a copy of Delaware Law Section 262(d)(2) and (iv) such disclosure concerning the transactions contemplated by this Agreement and the material terms thereof as the Company deems necessary. The Company shall provide Acquiror with a copy of such notice for its reasonable review and comment no later than two (2) Business Days prior to such distribution.
          (b) The Company shall, promptly following the receipt of Company Stockholder Approval, prepare and distribute a notice in form and substance as required by Delaware Law Section 228 to all holders of Company Capital Stock who have not consented thereto in writing. The Company shall provide Acquiror with a copy of such notice for its reasonable review and comment no later than two (2) Business Days prior to such distribution.

     6.22 Closing Date Balance Sheet. Within five (5) days of the Closing Date the Founders shall deliver to Acquiror the Company’s unaudited balance sheet as of the Closing Date.
     6.23 Tax Matters.
          (a) Acquiror shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) each Tax Return of the Company required to be filed after the Closing Date. To the extent any such Tax Return affects Taxes for which the Effective Time Holders are required to indemnify any Indemnified Person hereunder, Acquiror shall permit Stockholders’ Agent to review and comment on each such Tax Return and shall consider in good faith such revisions as are reasonably requested by Stockholders’ Agent. Acquiror (or the Company) shall timely pay the Tax shown as due on each such Tax Return.
          (b) Notwithstanding anything in this Agreement to the contrary, Pre-Closing Taxes shall constitute Liabilities of the Company for all purposes of this Agreement, including the indemnification provisions of ARTICLE IX. Claims made by any Tax Authority, which, if successful, would result in Indemnifiable Damages to any Indemnified Person, shall be subject to the provisions of ARTICLE IX, including Section 9.8 thereof.
          (c) Acquiror and the Stockholders’ Agent shall cooperate fully, as and to the extent reasonably requested by one another, in connection with the preparation and filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties hereto agree, upon reasonable request, to use reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could otherwise be imposed.
          (d) Except as required by applicable Tax laws, no party may amend a Tax Return of the Company with respect to a Pre-Closing Tax Period, or file or amend any Tax election of the Company with respect to a Pre-Closing Tax Period, in each case without the consent of Stockholders’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed, if such amendment would result in any Indemnifiable Damages for which any of the Effective Time Holders would be responsible hereunder.
     6.24 Contract Order No. 19. With reference to any amounts that are paid to the Company in settlement of the $3,650,000 in disputed payments (the “CO 19 Receivable”) under Contract Order No. 19 between the Company and the third party listed on Schedule 7.3(j)(i) hereto (“Contract Order No. 19”):
          (a) If and to the extent that cash is received by the Company pursuant to the CO 19 Receivable prior to the Closing, the Company is permitted to distribute any and all such cash to employees (as bonus compensation) and/or to the Effective Time Holders, as a distribution to them of additional consideration in connection with the Merger, in such manner as the Company’s Board of Directors deems appropriate; and
          (b) If and to the extent that any amounts remain payable to the Company under the CO 19 Receivable immediately prior to the Closing, the Company is permitted to assign the CO 19 Receivable and all collection rights in relation thereto to a limited liability company (or such other Person as the Company determines to be appropriate). The limited liability company (or other Person) receiving the CO 19 Receivable will be constituted to provide for equity ownership and distribution of any proceeds therefrom to the Effective Time Holders in accordance with their Pro Rata Share.
          (c) For the avoidance of doubt, the fees set forth on Schedule 6.24(c) are not subject to this Section 6.24 and are not part of the CO 19 Receivable.
     6.25 SpeechInk, Inc. and Carrier IQ. Prior to the Closing, the Company will take such action as its Board of Directors deems appropriate to:
          (a) Cause the shares of capital stock of Carrier IQ, Inc. currently held by the Company to be distributed as directed by the Company; and
          (b) Transfer and assign to a limited liability company (or such other Person as the Company determines to be appropriate) (i) the shares of capital stock of SpeechInk, Inc. currently held by the Company, (ii) the two patents currently owned by the Company which relate to SpeechInk, Inc., and (iii) the related Exclusive Patent License Agreement between the Company and SpeechInk, Inc. (the items under (i), (ii) and (iii) being the “SpeechInk Assets”). The limited liability company (or other Person) receiving the SpeechInk Assets will be constituted to provide for equity ownership and distribution of any proceeds from the SpeechInk Assets to the Effective Time Holders in accordance with their Pro Rata Share.
ARTICLE VII
CONDITIONS TO THE MERGER
     7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:
          (a) Company Stockholder Approval. The Merger shall have been duly and validly approved and this Agreement shall have been duly and validly adopted, as required by Delaware Law, and the Company’s Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite written consent of the Company Stockholders.
          (b) Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.
          (c) Governmental Approvals. Acquiror, Sub and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Merger and the other transactions contemplated hereby.
     7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):

          (a) Representations, Warranties and Covenants. The representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.
          (b) Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments and other documents set forth in Section 1.4(a).
     7.3 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquiror and may be waived by Acquiror in writing in its sole discretion without notice or Liability to any Person):
          (a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company at or prior to the Closing.
          (b) Receipt of Closing Deliveries. Acquiror shall have received each of the agreements, instruments and other documents set forth in Section 1.4(b); provided, however, that such receipt shall not be deemed to be an agreement by Acquiror that the amounts set forth on the Company Debt Report or the Allocation Certificate or any of the other agreements, instruments or documents set forth in Section 1.4(b) is accurate and shall not diminish Acquiror’s remedies hereunder if any of the foregoing documents is not accurate.
          (c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror’s ownership, conduct or operation of the business of the Company and/or any Subsidiary, following the Closing shall be in effect. Nor shall there be pending or threatened any suit, action or proceeding seeking any of the foregoing, any Antitrust Restraint or any other injunction, restraint or material damages in connection with the Merger or the other transactions contemplated hereby.
          (d) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company.
          (e) Employees. (i) No fewer than 75% of the employees of the Company and its Subsidiaries to whom Acquiror elects to offer employment with the Surviving Corporation or Acquiror pursuant to Section 6.10 shall have remained continuously employed with the Company or a Subsidiary from the date of this Agreement through the Closing and shall have signed each of the documents set forth in Section 1.4(b)(vi), and no action shall have been taken by any such individual to rescind any such document; (ii) each employee required to sign a Release by Section 6.11 shall have signed a Release, such Releases shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind such Releases; and (iii) the employment of each of the Designated Employees and each other employee who has declined Acquiror’s offer of continued employment shall have been terminated effective no later than immediately prior to the Closing.
          (f) Contractors. A contractor agreement shall have been duly executed by each Specified Contractor and each such contractor agreement shall be in full force and effect. The relationships of each of the Persons listed on Schedule 2.2(b)-2 of the Company Disclosure Letter with the Company and each Subsidiary that are not Specified Contractors shall have been terminated at or prior to the Closing and all Company Options held by such Persons shall have been terminated in accordance with their terms at the time of such termination.
          (g) Section 280G Stockholder Approval. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been submitted for approval by such number of stockholders of Company as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, and, in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided, pursuant to the Parachute Payment Waivers.
          (h) No Outstanding Securities. There shall be no outstanding securities, warrants, options, commitments or agreements of the Company immediately prior to the Effective Time that purport to obligate the Company to issue any shares of Company Capital Stock, Company Options, Company Warrants or any other securities under any circumstances.
          (i) Accounts Payable. The Company shall have paid in full all outstanding accounts payable (including outstanding invoices for services provided by third parties to the Company).
          (j) Consent to Assignment. (i) The third party set forth on Schedule 7.3(j)(i) hereto, the Company and Acquiror shall have each executed and delivered the Consent to Assignment attached hereto as Exhibit D, and (ii) The third party set forth on Schedule 7.3(j)(ii) hereto, the Company and Acquiror shall have each executed and delivered the Consent to Assignment attached hereto as Exhibit E.
          (k) Non-Compete Agreements. Each Founder shall have signed a Non-Competition Agreement, such Non-Competition Agreements shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind such Non-Competition Agreements.
          (l) Patent License Agreement. Acquiror and SpeechInk, Inc., a Delaware corporation, shall have entered into a Patent License Agreement in a form acceptable to Acquiror.
          (m) Contract Order No. 19. All matters relating to the payment of amounts, or the provision of services, under Contract Order No. 19 shall have been settled in writing and Acquiror shall have approved such settlement.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after the Company Stockholder Approval:
          (a) by mutual written consent duly authorized by the Company’s Board of Directors and the Board of Directors of Acquiror (or a duly authorized committee thereof);
          (b) by either Acquiror or the Company, if the Closing shall not have occurred on or before December 8, 2009 or such other date that Acquiror and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (b) of Section 8.1 shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;
          (c) by either Acquiror or the Company, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;
          (d) by Acquiror, if (i) the Company shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within thirty (30) days after receipt by the Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied, (ii) the Company shall have breached Section 6.1 or Section 6.2, or (iii) there shall have been a Material Adverse Effect with respect to the Company;
          (e) by the Company, if Acquiror shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within thirty (30) days after receipt by Acquiror of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied; or
          (f) by Acquiror upon notice to the Company in the event that the Company fails to deliver to Acquiror documents evidencing the Company Stockholder Approval within three (3) Business Days after the Agreement Date.
     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Sub, the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of this Section 8.2 (Effect of Termination), ARTICLE X (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any breach of such party’s representations, warranties or covenants contained herein.
     8.3 Amendment. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time before or after the Company

Stockholder Approval pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such approval, no amendment shall be made which by law required further approval by such stockholders without such further stockholder approval). To the extent permitted by applicable Legal Requirements, Acquiror and the Stockholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquiror and the Stockholders’ Agent.
     8.4 Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Stockholders’ Agent and Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto or the Stockholders’ Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.
ARTICLE IX
HOLDBACK AMOUNT AND INDEMNIFICATION
     9.1 Holdback Amount. The Holdback Amount plus accrued interest thereon shall be available to compensate Acquiror (on behalf of itself or any other Indemnified Person) for Indemnifiable Damages pursuant to the indemnification obligations of the Effective Time Holders.
     9.2 Indemnification. Subject to the limitations set forth in this ARTICLE IX, the Effective Time Holders shall jointly and severally indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, liabilities, damages (including consequential damages), fees, diminution in value, costs and expenses, including reasonable costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals (which, for the avoidance of doubt, shall not include loss of profits, punitive damages or special damages) (collectively, “Indemnifiable Damages”) directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by the Company in this Agreement or the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter) to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any failure of any certification, representation or warranty made by the Company in any certificate (other than the Company Debt Report) delivered to Acquiror pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Acquiror, (iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement or the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter), (iv) any inaccuracies in the Allocation Certificate or the Company Debt Report, (v) any Pre-Closing Taxes and

any currently due Liabilities of the Company to pay money to any third party and any Company Debt that remain outstanding after the Effective Time and are not deducted from the Total Merger Consideration pursuant to Section 1.9; (vi) the matters listed on Schedule 9.2(vi) hereto; (vii) any payments paid with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 1.11(a) upon the exchange of such Dissenting Shares; (viii) any claims of or by Company Securityholders against the Company arising out of or relating to the transactions contemplated by this Agreement; and (ix) any claims arising out of or relating to the agreements set forth in Sections 6.24 and 6.25. Materiality standards or qualifications in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Acquiror and the Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by the Acquiror with respect to, or any knowledge acquired (or capable of being acquired) by Acquiror at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver by Acquiror of any provision of this Agreement will not affect or limit the provisions of this ARTICLE IX.
     9.3 Indemnifiable Damage Threshold; Other Limitations.
          (a) Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim for any cash from the Holdback Amount in respect of any claim for indemnification that is made pursuant to clauses (i) and (ii) of the first sentence of Section 9.2 (other than claims which involve fraud, willful breach or intentional misrepresentation by the Company or any Subsidiary or any inaccuracy or breach of any of the representations and warranties contained in Section 2.1 (Organization, Standing and Power), Section 2.2 (Capital Structure), Section 2.3 (Authority; Noncontravention), Section 2.6 (Litigation), Section 2.8 (Compliance with Laws, Governmental Permits), Section 2.12 (Taxes) or Section 2.13 (Employee Benefit Plans and Employee Matters) (such representations and warranties being collectively referred to as the “Surviving Representations”)), unless and until an Officer’s Certificate (defined below) describing Indemnifiable Damages in an aggregate amount greater than $50,000 (the “Threshold”) has been delivered, in which case the Indemnified Person may make claims for indemnification and may receive cash from the Holdback for all Indemnifiable Damages (in excess of the amount of the Threshold).
          (b) If the Merger is consummated, recovery from the Holdback Amount shall be the sole and exclusive remedy for the indemnity obligations under this Agreement for the matters listed in clauses (i) and (ii) of the first sentence of Section 9.2, except (i) in the case of fraud, willful breach or intentional misrepresentation by the Company or any Subsidiary, (ii) for any failure of any of the representations and warranties contained in the Surviving Representations to be true and correct, and (iii) for any claims for Indemnifiable Damages made after the release of the Holdback Amount (as contemplated by Section 9.4) arising from a failure of the representations and warranties contained in Section 2.10(n) to be true and correct. In the case of claims for Indemnifiable Damages in connection with the matters listed in clause (vi) of the first sentence of Section 9.2, after Indemnified Persons have exhausted or made claims upon the Holdback Amount (after taking into account all payments with respect to claims for indemnification from the Holdback Amount made by Indemnified Persons), for all further such claims each Effective Time Holder shall be jointly and severally liable for such holder’s pro rata share of the amount of any Indemnifiable Damages resulting therefrom; provided, however, that such liability shall be limited to such holder’s Pro Rata Share of 50% of the Total Merger Consideration (after taking into account all payments with respect to claims for indemnification made by Indemnified Persons, from the Holdback Amount or otherwise). In the case of claims for Indemnifiable Damages made after the release of the Holdback Amount (as contemplated by Section 9.4) arising out of any failure of the representations and warranties contained in Section 2.10(n) to be true and correct, the amount of such claims shall not exceed the aggregate amounts released and paid out to the Effective Time Holders from the Holdback Amount, and each Effective Time Holder shall be jointly and severally liable for such holder’s pro rata share of the amount of any such Indemnifiable Damages resulting therefrom; provided, however, that such liability shall be limited to the amount such holder received as distributions from the Holdback Amount, except in the case of fraud, willful breach or intentional misrepresentation by the Company or any Subsidiary. In the case of any failure of any of the representations and warranties contained in the Surviving Representations to be true and correct, after Indemnified Persons have exhausted or made claims upon the Holdback Amount (after taking into account all payments with respect to claims for indemnification from the Holdback Amount made by Indemnified Persons), and for all other claims not otherwise subject to a limitation described above in this Section 9.3(b), each Effective Time Holder shall be jointly and severally liable for such holder’s pro rata share of the amount of any Indemnifiable Damages resulting therefrom; provided, however, that such liability shall be limited to such holder’s Pro Rata Share of the Total Merger Consideration (after taking into account all other payments with respect to claims for indemnification made by Indemnified Persons, from the Holdback Amount or otherwise). For purposes of clarity, in no event other than (i) fraud, willful breach or intentional misrepresentation by the Company or any Subsidiary, (ii) any failure of any of the representations and warranties contained in the Surviving Representations to be true and correct, or (iii) claims for Indemnifiable Damages in connection with the matters listed in clauses (iii), (iv), (v), (vi), (vii), (viii) and (ix) of the first sentence of Section 9.2, shall any Effective Time Holder be liable for more than such holder’s Pro Rata Share of the Holdback Amount. For purposes of clarity, in no event other than (i) fraud, willful breach or intentional misrepresentation by the Company or any Subsidiary, (ii) any failure of any of the representations and warranties contained in the Surviving Representations to be true and correct, or (iii) claims for Indemnifiable Damages in connection with the matters listed in clauses (iii), (iv), (v), (vii), (viii) and (ix) of the first sentence of Section 9.2, shall any Effective Time Holder be liable for more than such holder’s Pro Rata Share of 50% of the Total Merger Consideration. For purposes of clarity, the Indemnified Person shall have no obligation to pursue each Effective Time Holder.
          (c) Other Limitations. An Indemnified Person shall not be entitled to multiple recoveries for the same Indemnifiable Damages. Notwithstanding anything to the contrary contained in this Agreement, and without limiting the effect of any other limitation contained in this ARTICLE IX, for purposes of computing the amount of any Indemnifiable Damages incurred by any Indemnified Person under this ARTICLE IX, the amount of any Indemnifiable Damages recoverable hereunder shall be reduced by an amount equal to the amount of any insurance proceeds (net of any aggregate increase in premium(s) due to such Indemnifiable Damages), indemnification payments, contribution payments or reimbursements that have been actually received by any Indemnified Person in connection with such Indemnifiable Damages or any of the circumstances giving rise thereto (it being understood and agreed that the Indemnified Persons will use commercially reasonable efforts to obtain such proceeds, payments or reimbursements). The calculation of Indemnifiable Damages shall not include (i) Indemnifiable Damages arising because of a change after the Closing in any law or accounting principle or (ii) Indemnifiable Damages arising because of the actions set forth on Schedule 9.3(c).
          (d) Period for Claims. Except as set forth below, the period during which claims for Indemnifiable Damages may be made (the “Claims Period”) for Indemnifiable Damages arising from or in connection with the matters listed in clauses (i), (ii) and (iii) of the first sentence of Section 9.2 (other than in the case of fraud, willful breach or intentional misrepresentation by the Company or any Subsidiary or in connection with the Surviving Representations) shall commence at the Closing and terminate the day after the date that is 12 months following the Closing Date (the “Holdback Period”).

The Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with any claims (i) involving fraud, willful breach or intentional misrepresentation by the Company or any Subsidiary and (ii) involving any failure of any of the representations and warranties contained in the Surviving Representations to be true and correct shall commence at the Closing and terminate upon the expiration of the applicable statute of limitations. The Claims Period for Indemnifiable Damages (i) arising out of any failure of the representations and warranties set forth in Section 2.10(n) to be true and correct or (ii) arising from or in connection with the matters listed in clause (vi) of the first sentence Section 9.2 shall commence at the Closing and terminate the day after the date that is 24 months following the Closing Date.
     9.4 Release of the Holdback Amount. Subject to the other provisions of this Section 9.4, (a) on the eight (8) month anniversary of the Closing Acquiror shall pay to each Effective Time Holder in accordance with each Effective Time Holder’s Pro Rata Share an aggregate amount of cash equal to fifty percent (50%) of the Holdback Amount and accrued interest thereon that is not then subject to any unresolved or unsatisfied claims for Indemnifiable Damages, and (b) on the first (1st) anniversary of the Closing Acquiror shall pay to each Effective Time Holder in accordance with such Effective Time Holder’s Pro Rata Share an aggregate amount of cash equal to the remaining portion of the Holdback Amount and the accrued interest thereon after the satisfaction of any Indemnifiable Damages. Notwithstanding anything contained herein to the contrary, such portion of the Holdback Amount at the conclusion of the Holdback Period as in the reasonable judgment of Acquiror may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Officer’s Certificate delivered to the Stockholders’ Agent prior to expiration of the Holdback Period shall be retained by Acquiror until such claims for Indemnifiable Damages have been resolved or satisfied, at which time, Acquiror shall promptly pay to each Effective Time Holder in accordance with such Effective Time Holder’s Pro Rata Share all remaining portions of the Holdback Amount and all interest on the Holdback Amount that has accrued but was not previously paid.
     9.5 Claims.
          (a) On or before the last day of the applicable Claims Period, if any, Acquiror may deliver to the Stockholders’ Agent a certificate signed by any officer of Acquiror (an “Officer’s Certificate”):
               (i) stating that an Indemnified Person has incurred, paid, reserved or accrued, or reasonably anticipates that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax authority may raise such matter in audit of Acquiror or its subsidiaries, which could give rise to Indemnifiable Damages);
               (ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably anticipated by Acquiror to be incurred, paid, reserved, accrued or demanded by a third party); and
               (iii) specifying in reasonable detail (based upon the information then possessed by Acquiror) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.
No delay in providing such Officer’s Certificate within the applicable Claims Period, if any, shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Stockholders’ Agent or the Effective Time Holders are materially prejudiced thereby.

          (b) If the Stockholders’ Agent does not object in writing to any claim or claims by Acquiror in any Officer’s Certificate within thirty (30) days after delivery to the Stockholders’ Agent of such Officer’s Certificate, the Officer’s Certificate shall be deemed binding on the Effective Time Holders and Acquiror may satisfy the uncontested claim or claims in the Officer’s Certificate from the Holdback Amount; provided however, that if the Holdback Amount has been previously released pursuant to Section 9.4, the Effective Time Holders shall pay the amount of such uncontested claim or claims within 30 days following the expiration of the 30-day period set forth above in this Section 9.5(b).
     9.6 Resolution of Objections to Claims.
          (a) If the Stockholders’ Agent objects in writing to any claim or claims by Acquiror made in any Officer’s Certificate within the 30-day period set forth in Section 9.5(b), Acquiror and the Stockholders’ Agent shall attempt in good faith for 30 days after Acquiror’s receipt of such written objection to resolve such objection. If Acquiror and the Stockholders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and Acquiror shall distribute the Holdback Amount in accordance with the terms of such memorandum; provided however, that if the Holdback Amount has been previously released pursuant to Section 9.4, the Effective Time Holders shall pay the amount set forth in such memorandum within 30 days following the date of such memorandum.
          (b) If no such agreement can be reached during the 30-day period for good faith negotiation, but in any event upon the expiration of such 30-day period, either Acquiror or the Stockholders’ Agent may bring suit in the courts of the State of California and the Federal courts of the United States of America, in each case, located within the Counties of Los Angeles or Orange, California to resolve the matter. The decision of the trial court as to the validity and amount of any claim in such Officer’s Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement.
          (c) Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. For purposes of this Section 9.6(c), in any suit hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Acquiror shall be deemed to be the non-prevailing party unless the trial court awards Acquiror more than one-half of the amount in dispute, in which case the Effective Time Holders shall be deemed to be the non-prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.
     9.7 Stockholders’ Agent.
          (a) At the Closing, Konstantin Othmer shall be constituted and appointed as the Stockholders’ Agent. For purposes of this Agreement, the term “Stockholders’ Agent” shall mean the agent for and on behalf of the Effective Time Holders to: (i) give and receive notices and communications to or from Acquiror (on behalf of itself of any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such stockholders individually); (ii) authorize releases to Acquiror of the Holdback Amount in satisfaction of claims asserted by Acquiror (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (iii) object to claims pursuant to Section 9.5; (iv) consent or agree to, negotiate, enter into, or, if applicable, prosecute or defend, settlements and compromises of, and comply with orders of courts with respect to, claims; (v) consent or agree to any amendment to this Agreement, and (vi) take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Stockholders’ Agent may be replaced from time to time by the holders of a majority in interest of the Holdback Amount upon not less than ten days’ prior written notice to Acquiror. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his services.
          (b) The Stockholders’ Agent shall not be liable to any former holder of Company Capital Stock for any act done or omitted hereunder as the Stockholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Effective Time Holders shall severally indemnify the Stockholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholders’ Agent. If not paid directly to the Stockholders’ Agent by the Effective Time Holders, such losses, liabilities or expenses may be recovered by the Stockholders’ Agent from the Holdback Amount otherwise distributable to the Effective Time Holders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) after the date that is 12 months following the Closing Date pursuant to the terms hereof, at the time of distribution, and such recovery will be made from the Effective Time Holders according to their respective Pro Rata Shares.
          (c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Agent that is within the scope of the Stockholders’ Agent’s authority under Section 9.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Effective Time Holders and shall be final, binding and conclusive upon each such Effective Time Holder; and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Effective Time Holder.
     9.8 Third-Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a claim against the Holdback Amount or, if the Holdback Amount has been previously released pursuant to Section 9.4, against the Effective Time Holders by or on behalf of an Indemnified Person, Acquiror shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by Acquiror in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquiror may seek indemnification pursuant to a claim made hereunder). The Stockholders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. However, except with the consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Stockholders’ Agent shall have objected within 15 days after a written request for such consent by Acquiror, no settlement or resolution by Acquiror of any claim that gives rise to a claim against the Holdback Amount or, if the Holdback Amount has been previously released pursuant to Section 9.4, against the Effective Time Holders by or on behalf of an Indemnified Person shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Stockholders’ Agent has consented to any such settlement or resolution, neither the Stockholders’ Agent nor any Effective Time Holder shall have any power or authority to object under Section 9.5 or any other provision of this ARTICLE IX to the amount of any claim by or on behalf of any Indemnified Person against the Holdback Amount or, if the Holdback Amount has been previously released pursuant to Section 9.4, against the Effective Time Holders for indemnity with respect to such settlement or resolution.
     9.9 Characterization of Payments. Any payment pursuant to an indemnification obligation under this ARTICLE IX shall be treated for Tax purposes as an adjustment to the Total Merger Consideration.
ARTICLE X
GENERAL PROVISIONS
     10.1 Survival of Representations and Warranties and Covenants. If the Merger is consummated, the representations and warranties of the Company contained in this Agreement, the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter), and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the day after the date that is 12 months following the Closing Date; provided, however, that (i) the representations and warranties of the Company contained in Section 2.1 (Organization, Standing and Power), Section 2.2 (Capital Structure), Section 2.3 (Authority; Noncontravention), Section 2.6 (Litigation), Section 2.8 (Compliance with Laws; Governmental Permits), Section 2.12 (Taxes) and Section 2.13 (Employee Benefit Plans and Employee Matters) and in any certificate delivered to Acquiror regarding any of the foregoing pursuant to any provision of this Agreement, will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until thirty days following the expiration of the applicable statute of limitations (if later than the expiration of 12 months following the Closing Date), and (ii) the representations and warranties of the Company contained in Section 2.10(n) will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the day after the date that is 24 months following the Closing Date; provided further, no right to indemnification pursuant to ARTICLE IX in respect of any claim that is set forth in an Officer’s Certificate delivered to the Stockholders’ Agent prior to the expiration of the applicable survival period shall be affected by the expiration of such representations and warranties; and provided, further, that such expiration shall not affect the rights of any Indemnified Person under ARTICLE IX or otherwise to seek recovery of Indemnifiable Damages arising out of any fraud, willful breach or intentional misrepresentation by the Company or any Subsidiary until thirty days following the expiration of the applicable statute of limitations. If the Merger is consummated, the representations and warranties of Acquiror contained in this Agreement and the other certificates contemplated hereby shall expire and be of no further force or effect as of the Closing. If the Merger is consummated, all covenants of the parties (including the covenants set forth in ARTICLE V and ARTICLE VI) shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to be performed after the Closing; provided, however, that no right to indemnification pursuant to ARTICLE IX in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.
     10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
               (i) if to Acquiror or Sub, to:

Smith Micro Software, Inc.
51 Columbia
Aliso Viejo, CA 92656
Attention: William W. Smith, Jr., Chief Executive officer
Facsimile No.: (949) 389-1738
Telephone No.: (949) 362-5800
with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, CA 92130
Attention: J. Nathan Jensen
Facsimile No.: (858) 720-5100
Telephone No.: (858) 720-5125
               (ii) if to the Company or the Founders, to:
Konstantin Othmer
550 Oak Street
Mountain View, CA 94041
Telephone No.: (650) 248-4331
with copies (which shall not constitute notice) to:
DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303-2214
Attention: Brad Rock
Facsimile No.: (650) 687-1191
Telephone No.: (650) 833-2111
Michael P. Ruf
7420 Dover Ln
Parkland, FL 33067
Telephone No.: (954) 461-3927
Linda Khachooni
27973 Via Ventana
Los Altos Hills, CA 94022
Telephone No.: (650) 949-4998
               (iii) If to the Stockholders’ Agent, to:
Konstantin Othmer
550 Oak St,
Mountain View, CA 94041
Telephone No.: (650) 248-4331
with copies (which shall not constitute notice) to:

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303-2214
Attention: Brad Rock
Facsimile No.: (650) 687-1191
Telephone No.: (650) 833-2111
Michael P. Ruf
7420 Dover Ln
Parkland, FL 33067
Telephone No.: (954) 461-3927
Linda Khachooni
27973 Via Ventana
Los Altos Hills, CA 94022
Telephone No.: (650) 949-4998
     10.3 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.
     10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.
     10.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that ARTICLE IX is intended to benefit Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.
     10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquiror may assign this Agreement to any direct or indirect wholly owned subsidiary of Acquiror without the prior consent of the Company; provided, however, that Acquiror shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
     10.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     10.8 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
     10.9 Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California or any similar successor provision, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. The parties agree that any dispute or disagreement which may arise under or pursuant to this Agreement or the other agreements executed in connection with this Agreement (the “Transaction Agreements”) or the transactions contemplated hereby or thereby shall be enforceable against the parties hereto in the federal courts in the Counties of Los Angeles or Orange, California. For such purpose, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts, and agree that all claims in respect of this Agreement and the Transaction Agreements may be heard and determined in such courts. The parties hereto hereby irrevocably agree that a judgment of any of the courts specified above in any action or proceeding relating to this Agreement or to any of the Transaction Agreements referred to herein may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     10.10 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
     10.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Next]

     IN WITNESS WHEREOF, Acquiror, Sub, the Company, the Stockholders’ Agent and the Founders have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Smith Micro Software, Inc.
By:	/s/ William W. Smith, Jr.
	Name:	William W. Smith, Jr.
	Title:	Chief Executive Officer

Mobility Acquisition Corp.
By:	/s/ William W. Smith, Jr.
	Name:	William W. Smith, Jr.
	Title:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

     IN WITNESS WHEREOF, Acquiror, Sub, the Company, the Stockholders’ Agent and the Founders have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Core Mobility, Inc.
By:	/s/ Konstantin Othmer
Name:
Title:

Stockholders’ Agent:
By:	/s/ Konstantin Othmer
Name:
Title:

Konstantin Othmer:
By:	/s/ Konstantin Othmer

Michael Ruf
By:	/s/ Michael P. Ruf
[Signature Page to Agreement and Plan of Merger]